Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PRYSMIAN S.p.A.

APPLAUSE MERGER SUB INC.,

solely as provided in Section 9.12 of this Agreement,

PRYSMIAN CABLES AND SYSTEMS USA, LLC

and

ENCORE WIRE CORPORATION

Dated as of April 14, 2024

i

ii

EXHIBITS

Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 14, 2024 (this “Agreement”), is entered into by and among Prysmian S.p.A., a company organized under the laws of the Republic of Italy (“Parent”), Applause Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), solely as provided in Section 9.12, Prysmian Cables and Systems USA, LLC, a Delaware limited liability company (“Guarantor”), and Encore Wire Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub, and the Company are referred to herein as the “Parties” and each, a “Party.”

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, (iii) authorized and approved the execution, delivery and performance of this Agreement by the Company and (iv) recommended the adoption of this Agreement by the holders of Common Stock;

WHEREAS, the Board of Directors of Parent has duly (i) approved this Agreement, the Merger and the other Transactions and (ii) authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Merger and the other Transactions;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that the Merger and the other Transactions are in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, (iii) authorized and approved the execution, delivery and performance of this Agreement by the Merger Sub and (iv) recommended adoption of this Agreement and approval of the Merger and the other Transactions by the sole stockholder of Merger Sub; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used in this Agreement:

“2010 Plan” means the Company’s 2010 Stock Option Plan, as amended and restated effective February 20, 2017.

“2014 Plan” means the Company’s 2014 Stock Appreciation Rights Plan.

“2020 Plan” means the Company’s 2020 Long Term Incentive Plan.

“Acceptable Confidentiality Agreement” means a confidentiality agreement to which the Company is a party having provisions that are not materially less favorable in any substantive respect to the Company than the provisions of the Confidentiality Agreement; provided, that such confidentiality agreement shall not restrict compliance by the Company with the terms of this Agreement; provided, further, that such confidentiality agreement need not contain any “standstill” or similar provisions. For the avoidance of doubt, (a) a joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement and (b) a clean team agreement entered into with respect to the treatment of competitively sensitive information of the Company shall each be an Acceptable Confidentiality Agreement, so long as the provisions therein are not materially less favorable in any substantive respect to the Company than the provisions of the Confidentiality Agreement.

“Additional Consideration” means an amount in cash, rounded to the nearest cent, equal to (i) $0.0635 per Share multiplied by (ii) the number of calendar days elapsed after the Additional Consideration Date to and excluding the Closing Date; provided, however, “Additional Consideration” means $0 if the Closing Date occurs on or prior to the Additional Consideration Date.

“Additional Consideration Date” means April 14, 2025.

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” shall mean the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, Orders, decrees and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by law or executive order to be closed.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council or similar agreement or other contract with a labor union, works council, employee representative group or labor organization, in each case with respect to any current or former employee of the Company.

“Company Balance Sheet” means the balance sheet of the Company as of December 31, 2023 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC.

“Company Credit Facility” means that certain Credit Agreement, dated as of February 9, 2021, among the Company, the lenders and other parties from time to time party thereto and Bank of America, N.A., as administrative agent, swingline lender and L/C issuer, as amended by the First Amendment to Credit Agreement, dated as of October 20, 2022, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time after the date hereof in a manner not in contravention hereof.

“Company Employee Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) each other management, employment, consulting, salary, bonus, commission, other remuneration, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom equity, stock purchase or other equity or equity-based award (whether payable in cash, securities or otherwise), incentive compensation, tax gross-up, profit sharing, savings, pension (including defined benefit pension), retirement (including early retirement and supplemental retirement), retiree or post-employment benefit, disability, insurance (including life and health insurance), vacation or other paid time off, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, transaction bonus, change of control, death and disability benefit, accident, hospitalization, medical, life or other insurance, Code Section 125 “cafeteria” or flexible benefit, supplemental unemployment benefit, relocation, repatriation or expatriation, and similar fringe, health, welfare or other employee benefit or compensation plan, practice, program, agreement, contract, policy or arrangement, in each case, whether or not in writing, funded or unfunded, formal or informal, and that is maintained, sponsored or contributed to or required to be contributed to by the Company for the benefit of or relating to any current or former employee, officer, director or other individual service provider of the

Company, or to which the Company is a party or with respect to which the Company has, or would reasonably be expected to have, any Liability (in each case, excluding any Multiemployer Plan and any plan, policy, program, agreement, policy or arrangement maintained by, or required to be established by, a Governmental Entity).

“Company Equity Award” means a Company Option Award, Company RSU Award, Company PSU Award, Company Restricted Stock Award, or Company SAR Award.

“Company Equity Plans” means the 2010 Plan, the 2014 Plan and the 2020 Plan.

“Company IP” means all Intellectual Property owned or purported to be owned by the Company, including all Intellectual Property set forth on Section 4.10(a) of the Company Disclosure Letter.

“Company Material Adverse Effect” means an event, change, occurrence, effect, condition or development that, individually or in the aggregate with all other events, changes, occurrences, effects, conditions or developments, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Company, taken as a whole, but shall not include events, changes, occurrences, effects, conditions or developments (by themselves or when aggregated or taken together with any and all other events, changes, occurrences, effects, conditions or developments) to the extent relating to or resulting from (a) the market price or trading volume of Common Stock (or changes thereto) or any change in the credit rating of the Company or any of its securities (provided, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be considered in determining whether a Company Material Adverse Effect has occurred); (b) the execution, announcement, consummation, existence, delivery or performance of this Agreement (including the identity of Parent, Merger Sub or their Affiliates), or the announcement or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, suppliers, distributors, manufacturers’ representatives, partners, Governmental Entities or other business relationships (provided, that this clause (b) shall not apply to any representation or warranty set forth in Section 4.4, Section 4.10(b)(ii) and Section 4.16(h) or with respect to the condition to Closing contained in Section 7.3(a) to the extent it relates to such representations and warranties); (c) the general conditions or trends in the industries in which the Company operates or in the domestic, foreign or global economy generally or other general business, financial or market conditions; (d) domestic, foreign or global political conditions, economic, regulatory, financial or capital markets conditions (including interest rates, foreign exchange rates, inflation rates, exchange rates, tariffs, trade wars and credit markets); (e) geopolitical conditions, any act of civil unrest, civil disobedience, protests, public demonstrations, insurrection, terrorism, war, sanctions, cyberterrorism, ransomware or malware, military activity, sabotage, or cybercrime, data breach, national or international calamity or any other similar event, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening of any such conditions threatened or existing on the date of this Agreement; (f) any natural or manmade disasters or weather developments, including earthquakes, hurricanes, volcanos, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, any acts of God, epidemics, pandemics or disease outbreaks (including COVID-19) or similar force majeure events, including any worsening of such conditions threatened or existing on the date of this Agreement; (g) any changes in the pricing or availability of copper or aluminum; (h) the failure, in and of itself, of the Company to meet internal or analysts’ expectations or projections, forecasts, guidance, estimates or budgets or revenue or earning predictions (provided, that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Company Material Adverse Effect; provided, further, that this clause (h) shall not be construed as implying that the Company is making any representation or warranty hereunder with respect to any internal or analysts’ expectations or projections, forecasts, guidance, estimates or budgets or revenue or earning predictions); (i) any Action or proceeding relating to or resulting from this Agreement or the Transactions brought by current or former stockholders of the Company against the Company or its directors and officers; (j) any action taken by the Company at the express written direction of Parent or any action required to be taken by Parent, Merger Sub or the Company pursuant to the terms of this Agreement; or (k) any change in any applicable Law or GAAP or any other applicable accounting principles or standards (or interpretations of any applicable Law or GAAP or any other applicable accounting principles or standards) after the date of this Agreement; provided, that in the case of the foregoing clauses (c), (d), (e), (f) or (k) to the extent such event, change, occurrence, effect, condition or development referred to therein is not otherwise excluded from the definition hereof and has a disproportionate adverse impact on the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Company relative to other similarly situated

Persons engaged in the same industry or industries or geographic markets in which the Company operates, then the incremental disproportionate impact of such event, change, occurrence, effect, condition or development may be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.

“Company Option Award” means each award of options to purchase shares of Common Stock granted under the Company Equity Plans.

“Company Preferred Stock” means the preferred stock, par value $.01 per share, of the Company.

“Company PSU Award” means each award of restricted stock units representing the right to be issued shares of Common Stock or cash valued by reference to the value of Common Stock granted under the Company Equity Plans, and that is subject to performance-based vesting restrictions.

“Company Restricted Stock Award” means each award under the Company Equity Plans of shares of Common Stock that are subject to vesting restrictions.

“Company RSU Award” means each award of restricted stock units representing the right to be issued shares of Common Stock or cash valued by reference to the value of Common Stock granted under the Company Equity Plans, and that is subject to time-based vesting restrictions.

“Company SAR Award” means each award of stock appreciation rights representing the right to receive cash valued by reference to the value of Common Stock in excess of an applicable base or strike price granted under the Company Equity Plans.

“Company Software” means all proprietary Software owned or purported to be owned by the Company.

“Company Termination Fee” means an amount equal to $146,540,000.

“Consent” means any approval, consent, ratification, permission, waiver or authorization of or from, any Governmental Entity (including any Governmental Authorization).

“Contract” means any legally binding contract, agreement, indenture, note, bond, license, lease or any other legally binding commitment, plan or arrangement, whether oral or written.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means (a) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, recommendation, decree, judgment, injunction or other Order or directive by any Governmental Entity, public health authority or industry group, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19; or (b) any other commercially reasonable measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by the Company that are otherwise substantially consistent with actions taken by others in the industries and geographic regions in which the affected businesses of the Company operate, in each case, in connection with or in response to COVID-19 or any other global or regional health event or circumstance.

“Dataroom” means the virtual electronic dataroom entitled “Applause”, which is hosted by Datasite LLC and administered by J.P. Morgan in connection with the Transactions.

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or any Alternative Financing (including the parties to any Debt Commitment Letters and any joinder agreements, credit agreements, purchase agreements, indentures or other definitive agreements relating to the Debt Financing or any Alternative Financing) and, in each case, including each of their respective former, current and future direct or indirect Affiliates, and their and their Affiliates’ respective representatives, shareholders, members, managers, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives and each of their respective successors and permitted assigns.

“EDGAR” means the SEC’s online database of public company filings.

“Economic Sanctions/Trade Laws” shall mean all applicable Laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and economic sanctions, including Laws prohibiting or restricting international trade and financial transactions with Sanctions Targets. For the avoidance of doubt, the applicable Laws referenced in the foregoing sentence include (a) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department’s Office of Foreign Assets Controls (“OFAC”), or any export control law applicable to U.S.-origin goods, (b) any U.S. sanctions related to or administered by the U.S. Department of State and (c) any sanctions measures or embargoes imposed by the United Nations Security Council, His Majesty’s Treasury or the European Union and enforced by its member states.

“Emergency” means any sudden, unexpected or abnormal event which causes, or imminently risks causing, physical damage to or the endangerment of the safety or operational condition of any property, endangerment of health or safety of any Person, or death or injury to any Person, or damage to the environment, in each case, whether caused by war (whether declared or undeclared), acts of terrorism, weather events, epidemics, outages, explosions, regulatory requirements, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, or acts of Governmental Entities.

“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally; and (b) legal limitations on enforceability arising from rules of Law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, incorporated or unincorporated joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or other legal entity.

“Environmental Law” means any Law relating to pollution or the protection of the environment, natural resources or occupational health.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, is or was treated, at any relevant time, as a single employer with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Party” shall mean any third party from whom the Company or any of its Representatives has received after the date hereof and prior to the No-Shop Period Start Date a written Alternative Proposal that the Company Board determines in good faith (such determination to be made no later than the No-Shop Period Start Date), after consultation with the Company’s financial advisors and outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Proposal; provided, that any such third party shall cease to be an Excluded Party at the earliest of such time as such third party withdraws, cancels or terminates its Alternative Proposal or such Alternative Proposal is abandoned or expires or the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Alternative Proposal would no longer reasonably be expected to result in a Superior Proposal.

“Fraud” means, with respect to any Party, the actual and intentional fraud by such Party in the making of any of its representations and warranties set forth in this Agreement, and shall not include constructive or common law fraud.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means: (a) any director, officer, employee, or representative of any Governmental Entity; (b) any Person acting in an official capacity for or on behalf of any Governmental Entity; or (c) any political party, party official, or candidate for political office.

“Governmental Authorization” means any permit, license, certificate, certification, franchise, approval, concession, permission, variance, clearance, registration, qualification, identification number, approval, or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Law.

“Governmental Entity” shall mean any U.S. federal, state or local, non-U.S. or transnational governmental, regulatory or administrative agency, commission, court, body, entity, authority or official, including any sub-division thereof, or any non-governmental self-regulatory agency (including stock exchange), commission, authority, arbitration forum or arbitrator, in each case with competent jurisdiction.

“Hazardous Substance” means any substance, material or waste listed, defined, designated or classified as hazardous, toxic, radioactive, a pollutant or a contaminant (or words of similar meaning) under any Environmental Law, including petroleum or any derivative or byproduct thereof, per- and poly-fluoroalkyl substances, perchlorate, asbestos or asbestos-containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, as of the date of determination and without duplication, all liabilities of such Person (a) for borrowed money; (b) evidenced by notes, bonds, debentures or other similar Contracts; (c) in respect of letters of credit, bankers’ acceptances, and surety and performance bonds that have been drawn down, in each case, to the extent of such draw; (d) for lease obligations of such Person which are required to be capitalized on the books and records of such Person in accordance with GAAP; (e) all obligations of such Person to pay the deferred and unpaid purchase price of property (for clarity, excluding equipment); (f) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (g) for Contracts relating to interest rate protection, swap agreements, collar agreements and other hedging arrangements, in each case, in an amount equal to the net cash payment obligations that will be payable upon termination thereof (assuming they were terminated on the date of determination); (h) in the nature of a guarantee of the obligations described in clauses (a) through (g) above or clause (j) below of any other Person; (i) all obligations of another Person of the type described in clauses (a) through (h) above or clause (j) secured by a Lien on the assets of such Person; and (j) accrued interest, penalties, fees, reimbursements and premiums that would arise at Closing as a result of the discharge of such amount owed in connection with the Transactions. Notwithstanding the foregoing, “Indebtedness” shall not include (i) any trade payables incurred in the ordinary course of business and not overdue for more than sixty (60) days or (ii) operating lease obligations incurred in the ordinary course of business.

“Information Privacy and Security Laws” means all Laws relating to the Processing, use, disclosure, collection, privacy, confidentiality, protection, transfer or security of any data or information (including Personal Information), including any state data breach notification Laws, in each case, applicable to the Company.

“Information Privacy and Security Obligations” means all (a) Contracts to which the Company is a party or otherwise bound, and (b) self-regulatory standards, or written policies or terms of use applicable to the Company, in each case, relating to the Processing, use, disclosure, collection, privacy, confidentiality, protection, transfer or security of Personal Information.

“Intellectual Property” means all rights, title, and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world, including any of the following: (a) patents and patent applications, including divisionals, continuations, continuations-in-part, reissues and reexaminations of any of the foregoing; (b) trademarks, service marks, trade dress, logos, trade names, and brands and other similar indicia of source or origin, and registrations and applications for registration thereof, together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and registrations and applications for registration thereof; (d) internet domain names; (e) database rights and any other rights in Software; (f) trade secrets, know-how, and confidential information, including inventions, know-how, technical data or information, research and development information, rights in customer and vendor lists and customer records, reports, Software development methodologies, process technology, plans, drawings, blueprints, business forecasts and marketing strategies, and business plans; (g) rights of publicity and moral rights; and (h) all renewals for any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT System” means any Software (including Company Software), hardware, network or systems owned, used, operated, or controlled by or on behalf of the Company and used in the conduct of the businesses of the Company, including any server, workstation, router, hub, switch, endpoints, platforms, websites, storage, firmware, data line, desktop application, server-based application, mobile application, cloud service hosted or provided by or for the Company.

“Knowledge” means (a) with respect to Parent or Merger Sub, the actual knowledge (after reasonable inquiry of their direct reports) of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge (after reasonable inquiry of their direct reports) of the individuals listed on Section 1.1(a) of the Company Disclosure Letter.

“Law” means any U.S. federal, state or local or non-U.S. law (including common law), statute, code, treaty, convention, ordinance, rule, regulation, Order or similar requirement of any Governmental Entity.

“Leased Real Property” means all real property leased, subleased or licensed to the Company, including all buildings, structures, fixtures and other improvements thereon.

“Legal Proceeding” means any action, suit, litigation, grievance, arbitration, charge, proceeding (including any civil, criminal, administrative, investigative, regulatory or appellate proceeding), hearing, claim, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any public or private arbitrator or arbitration panel.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability is immediately due and payable and regardless of whether such liability would be required to be recorded as a liability on a balance sheet prepared in accordance with GAAP (or required to be disclosed in the notes thereto under GAAP).

“Lien” means a lien, mortgage, pledge, security interest, transfer restriction, charge, title defect, deed of trust, adverse claim, subscription right, option to purchase or other encumbrance of any kind or nature whatsoever.

“Nasdaq” means the NASDAQ Stock Market LLC.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

“Parent Termination Fee” means an amount in cash equal to $180,000,000.

“Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or claims of payment (i) not yet delinquent, or (ii) which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (b) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, statutory landlords’ or other similar Lien imposed by Law arising in the ordinary course of business for amounts (i) not yet overdue by more than ninety (90) days or (ii) which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (c) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity that is not violated in any respect that is material to the Company by the current use or occupancy of the real property subject thereto; (d) that is a defect or imperfection of title, easement, encroachment, covenant, right-of-way, condition, matter that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of such real property; (e) permitted under a Lease; (f) that is disclosed on the most recent consolidated balance sheet of the Company including the notes thereto; (g) consisting of deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (i) in existence on the date of this Agreement or (ii) incurred in the ordinary course of business; (h) that is a nonexclusive license of Intellectual Property; (i) incurred in connection with any purchase money security interests, leases or similar financing arrangements entered into in the ordinary course of business; (j) consisting of the rights of lessors and lessees of goods pursuant to leases and direct finance leases entered into in the ordinary course of business; (k) arising under or relating to this Agreement or any of the organizational documents of any Person; (l) that is a bankers’ lien, right of setoff or other similar encumbrance existing on property on deposit in or credited to one or more deposit accounts, securities accounts or commodity accounts; or (m) Liens set forth on Section 1.1(b) of the Company Disclosure Letter.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint venture or any other entity, group (as such term is used in Section 13(d) of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Personal Information” means any information that, alone or in combination with other information that is held or accessible to the Company, (a) can be used to identify (directly or indirectly) a natural person, household, computer or device, and (b) any other information that constitutes “personal information,” “personal data,” “personal health information,” “personally identifiable information” or similarly regulated information under any applicable Law.

“Process” or “Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, disposal, disclosure or other operations performed on data, including any Sensitive Data.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

“Registered IP” means all issued patents, registered copyrights, and registered trademarks or service marks, all applications for any of the foregoing and all domain name registrations that are registered, filed or issued with, by or under the authority of any Governmental Entity or domain name registrar, and any Intellectual Property rights in any of the foregoing.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances into the environment.

“Representatives” means, with respect to a Person, any director, officer, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of such Person.

“Sanctions Target” shall mean: (a) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, the Crimea region and the so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, and North Korea (“Embargoed Jurisdictions”); (b) a Person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctions Persons lists published by OFAC, or any equivalent list of sanctioned Persons issued by the U.S. Department of State; (c) a Person that is located or ordinarily resident in, or organized under the laws of an Embargoed Jurisdiction; or (d) an entity fifty percent (50%) or more owned or controlled by a Person identified in clauses (b) or (c) above.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means any (a) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Personal Information or Sensitive Data; or (b) phishing, cyberattack, fraud or security failure that results in a monetary loss or a significant business disruption.

“Sensitive Data” means all (a) Personal Information, and (b) confidential or proprietary business information or trade secret information (including source code for Company Software).

“Software” means, collectively, computer software (including drivers), firmware and other code incorporated or embodied in hardware devices, data files, source code and object codes, software tools, user interfaces, databases, manuals and other specifications and documentation relating to the foregoing and all know-how relating thereto.

“Solvent” means, with respect to any Person, that (a) the fair saleable value (determined on a going concern basis) of the assets of such Person is greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) such Person is able to pay its debts and obligations in the ordinary course of business as they become absolute and matured; and (c) such Person will not have unreasonably small capital to carry on its businesses as presently conducted or as proposed to be conducted.

“Specified Laws” shall have the meaning given to such term in Section 1.1(c) of the Company Disclosure Letter.

“Subsidiary” means, with respect to any Person, any Entity of which (a) more than 50% of the outstanding voting securities are directly or indirectly owned by such Person, or (b) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such Person or any Subsidiary of such Person does not have more than 50% of the voting interests in such partnership).

“Tax Return” means any return, election, form, report, statement or other filing or document filed or required to be filed with any Governmental Entity with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes, and including any amendment thereof and any attached schedules or other attachments thereto.

“Taxes” means any and all U.S. federal, state or local or non-U.S. taxes, imposts, duties, levies or other similar assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including any income, capital gains, franchise, windfall, profits, license, capital, transfer, estimated, alternative, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, severance, social security, disability, workers’ compensation, occupancy, net worth, excise, withholding, environmental, registration, stamp, goods and services, ad valorem and value added taxes.

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“USA PATRIOT Act” means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

“Willful Breach” means with respect to any breach or failure to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement, with actual knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a material breach of this Agreement.

Section 1.2 Terms Defined Elsewhere. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used in this Agreement:

Term	Location Defined
Action	Section 6.11(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.5(b)
Alternative Financing	Section 6.16(a)
Alternative Proposal	Section 6.5(k)
Anti-Corruption Laws	Section 4.13(b)
Appraisal Rights	Section 3.1(b)
Approval Request	Section 6.1(c)

Book-Entry Shares	Section 3.1(a)(i)
Cancelled Shares	Section 3.1(a)(ii)
Capex Budget	Section 4.11(a)(i)
Certificate of Merger	Section 2.3
Certificates	Section 3.1(a)(i)
Change of Recommendation	Section 6.5(f)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 3.2(b)(iii)
Common Stock	Section 3.1(a)(i)
Company	Preamble
Company Board	Recitals
Company Disclosure Letter	Article 4
Company Employee	Section 6.7(a)
Company Employees	Section 6.7(a)
Company Product	Section 4.19
Company Related Parties	Section 8.3(a)
Company SEC Reports	Section 4.5(a)
Company Stockholders’ Meeting	Section 6.6(b)
Confidentiality Agreement	Section 6.3(b)
control	Definition of Affiliates, Section 1.1
controlled by	Definition of Affiliates, Section 1.1
Converted Shares	Section 3.1(a)(ii)
Debt Commitment Letters	Section 5.11(a)
Debt Financing	Section 5.11(a)
DGCL	Recitals
Dissenting Shares	Section 3.1(b)
Divestiture Action	Section 6.8(c)
DOJ	Section 6.8(c)
Effective Time	Section 2.3
End Date	Section 8.1(b)
Enforcement Expenses	Section 8.3(c)
Exchange Fund	Section 3.2(a)
Fee Letter	Section 5.11(a)
First Extended Date	Section 8.1(b)
FTC	Section 6.8(c)
Funding Obligations	Section 5.11(b)
Funds	Section 5.11(b)
Go-Shop Period	Section 6.4
Guaranteed Obligations	Section 9.12(a)
Guarantor	Preamble
Indemnified Party	Section 6.11(b)
Intervening Event	Section 6.5(m)
Intervening Event Notice	Section 6.5(g)
J.P. Morgan	Section 4.23
Leases	Section 4.9(b)
Legal Restraint	Section 7.1(b)
Material Contract	Section 4.11(a)
Maximum Amount	Section 6.11(c)
Measurement Time	Section 4.2(a)
Merger	Recitals
Merger Consideration	Section 3.1(a)(i)
Merger Sub	Preamble
Multiemployer Plan	Section 4.16(f)
New Plans	Section 6.7(b)
No-Shop Period Start Date	Section 6.4

OFAC	Definition of Economic Sanctions/Trade Wars, Section 1.1
Old Plans	Section 6.7(b)
Owned Real Property	Section 4.9(a)
Parent	Preamble
Parent Disclosure Letter	Article 5
Parent Material Adverse Effect	Section 5.1
Parent Related Parties	Section 8.3(a)
Parties	Preamble
Party	Preamble
Paying Agent	Section 3.2(a)
Payoff Amount	Section 6.21
Payoff Letter	Section 6.21
Proposed Dissenting Shares	Section 3.1(b)
Recommendation	Section 4.3
Remedial Action	Section 6.8(c)
Required Company Stockholder Vote	Section 4.22
Share	Section 3.1(a)(i)
Significant Customers	Section 4.20
Significant Suppliers	Section 4.20
Specified Regulatory Approvals	Section 7.1(c)
Subject Refinancing Indebtedness	Section 6.1(b)(ix)
Superior Proposal	Section 6.5(l)
Superior Proposal Notice	Section 6.5(f)
Surviving Corporation	Section 2.1
Takeover Statute	Section 4.21
Tax Proceeding	Section 4.15(f)
Tax Sharing Agreement	Section 4.15(l)
Termination Date	Section 6.1(a)
U.S. Antitrust Agencies	Section 6.8(c)
under common control with	Definition of Affiliates, Section 1.1
WARN Act	Section 4.16(a)

Section 1.3 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

(a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and the use of the masculine, feminine, or neuter gender shall not limit any provision of this Agreement;

(b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning;

(c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) references made in this Agreement to Articles, Sections, paragraphs, clauses, Exhibits, the Preamble and Recitals are references to articles, sections, paragraphs, clauses, exhibits, the preamble and recitals of this Agreement;

(e) the words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified;

(f) documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were available for review by such Person and its Representatives through the Dataroom or disclosed in a Company SEC Report filed and publicly available, in each case, on or before April 12, 2024.

(g) references to “day” or “days” are references to calendar days, unless the defined term “Business Days” is used;

(h) whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty;

(i) with respect to any determination of any period of time, the word “from” means “from and including,” the word “to” means “to and including” and the word “through” means “through and including”;

(j) references to “the date hereof,” “the date of this Agreement” and words of similar import refer to the date set forth in the preamble to this Agreement;

(k) references to specific Contracts or specific provisions thereof are to such Contracts or provisions as amended, restated, supplemented, consolidated, replaced or modified from time to time, in each case as of the applicable date or period of time, provided, that with respect to any Contract listed in the Company Disclosure Letter, such references shall only include any amendments, replacements or modifications that are made available to Parent prior to the date hereof;

(l) references to any “copy” of any Contract or other document refer to a true and complete copy thereof;

(m) the word “or” includes both the conjunctive and disjunctive;

(n) the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”;

(o) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(p) the term “third party” shall mean any Person, including any “group” as defined in Section 13(d) of the Exchange Act, other than the Company, Parent or any of their respective Affiliates or any “group” that includes the Company, Parent or any of their respective Affiliates;

(q) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein;

(r) all accounting terms used in this Agreement and not expressly defined shall have the meanings given to them under GAAP;

(s) any reference to any Law is a reference to the Law as amended, modified, supplemented, re-enacted or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under the statute) and any reference to any section of any statute, rule or regulation includes any successor to the section;

(t) references to dollars or “$” are references to United States of America dollars; and

(u) any reference to “ordinary course of business” or any similar concept refers to the ordinary course of business of the Company.

ARTICLE 2

THE MERGER

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of O’Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, CA, USA 92660, at 8:00 a.m. Central European Time, or remotely by exchange of documents and signatures (or their electronic counterparts) on the fourth (4th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) at such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.5 Organizational Documents of the Surviving Corporation. Subject to Section 6.11, at the Effective Time:

(a) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read as set forth on Exhibit A hereto, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and

(b) the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read as set forth on Exhibit B hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law. Prior to the Effective Time, the Parties shall take all necessary actions to effectuate the provisions of this Section 2.5(b).

Section 2.6 Directors of the Surviving Corporation. Subject to applicable Law, prior to the Effective Time, the Parties shall take all necessary actions such that the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in each case, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.7 Officers of the Surviving Corporation. Prior to the Effective Time, the Parties shall take all necessary actions such that the officers of Merger Sub as of immediately prior to the Effective Time or such other individuals as designated by Parent prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in each case, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE 3

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(i) Conversion of Common Stock. Each share of common stock, par value $.01 per share, of the Company (such shares, collectively, the “Common Stock,” and each, a “Share”) that is outstanding immediately prior to the Effective Time, but excluding Cancelled Shares, Converted Shares and Dissenting Shares, shall be converted automatically into the right to receive (A) $290.00 per Share in cash, plus, (B) if applicable, the Additional Consideration (collectively, (A) and (B) are referred to herein as the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1(a) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and the holders of certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) or noncertificated Shares represented by book-entry (“Book-Entry Shares”) shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration upon surrender of Certificates or Book-Entry Shares in accordance with Section 3.2.

(ii) Cancellation of Shares; Converted Shares. Each Share that is owned by the Company as treasury stock or otherwise, but excluding for the avoidance of doubt any shares of Common Stock held by any Company Employee Plan or trust related thereto (other than, for the avoidance of doubt, shares of Common Stock reserved for issuance under any of the Company Equity Plans), or held by Parent or Merger Sub (or any direct or indirect parent of Merger Sub) immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Share, if any, that is owned by any wholly owned Subsidiary of Parent (other than Merger Sub or any direct or indirect parent of Merger Sub) immediately prior to the Effective Time (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages.

(iii) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Converted Shares) and that are held by holders of such Shares (or “beneficial owners” (as defined, for purposes of this Section 3.1(b), in Section 262(a) of the DGCL) of such Shares) who have not voted in favor of the adoption of this Agreement or consented thereto in writing and are entitled to demand and properly demand appraisal of such Shares, as applicable (the “Dissenting Shares”), pursuant to, and who have properly exercised and perfected their demands for appraisal rights under and comply in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration, and holders or beneficial owners of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the Appraisal Rights (it being understood and acknowledged that such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, that if any such holder or beneficial owner (including any holder or beneficial owner of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder or beneficial owner to be paid the fair value of such Dissenting

Shares shall cease and such Dissenting Shares shall be deemed to have been converted into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration pursuant to Section 3.1(a). “Proposed Dissenting Shares” means shares of Common Stock whose holders or beneficial owners provide demands for appraisal to the Company prior to the Company Stockholders’ Meeting and do not vote in favor of the adoption of this Agreement, in each case in accordance with the Appraisal Rights. At the Effective Time, any holder or beneficial owner of Dissenting Shares shall cease to have any rights with respect thereto, except the Appraisal Rights and as provided in the first sentence of this Section 3.1(b). The Company shall give Parent (i) notice and copies of any demands received by the Company for appraisals of Shares and (ii) the reasonable opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, or agree to do any of the foregoing.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 3.1(c) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement (including Section 6.1(c)).

Section 3.2 Exchange of Certificates.

(a) Paying Agent. Before or on the Closing Date, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company, that shall be appointed by Parent to act as a paying agent hereunder and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares, Converted Shares and Dissenting Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to the provisions of this Article 3 (such cash being referred to as the “Exchange Fund”). In the event the Exchange Fund is insufficient to pay the aggregate Merger Consideration in accordance with Section 3.1(a), Parent shall as promptly as reasonably practicable deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Paying Agent to make delivery of the Merger Consideration out of the Exchange Fund in accordance with this Agreement.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of Shares represented by Certificates whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) shall be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) and (y) the Merger Consideration. As soon as reasonably practicable after the later to occur of (i) the Effective Time, and (ii) to the extent required by the Paying Agent, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), Parent shall cause the Paying Agent to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for an amount in cash equal to the product of (x) the number of Shares that are represented by such holder’s Book-Entry Shares and (y) the Merger Consideration, in each case, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest shall be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or cancellation of Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration upon due surrender of a Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent in proper form for transfer, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stamp, stock transfer or similar Taxes have been paid or are not applicable.

(iii) Notwithstanding anything herein to the contrary, the Paying Agent, the Company, the Surviving Corporation, Parent and Merger Sub (and their respective Affiliates or agents), as applicable, and any other applicable withholding agent (without duplication) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of applicable U.S. state or local or non-U.S. Tax Law with respect to the making of such payment. To the extent that such amounts are so deducted or withheld and paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding anything herein to the contrary, any compensatory amounts payable to any current or former employee of the Company pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable, or, at the election of the Company, through a payroll agent, in either case subject to any required deductions or withholdings.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificates shall be given a copy of the letter of transmittal referred to in Section 3.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article 3.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that, as of the first (1st) anniversary of the Effective Time, remains undistributed to the former holders of Shares shall thereafter be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Article 3 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) Abandoned Property; No Liability. Any portion of the aggregate Merger Consideration remaining unclaimed by the former holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Anything in this Agreement to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund solely under written instructions of Parent; provided, that any investment of such cash shall be limited to (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion; provided, further, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article 3, and following any losses from any such investment, Parent shall as promptly as reasonably practicable provide, or cause the Surviving Corporation to provide, additional funds to the Paying Agent for the benefit of the holders of Shares. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 3.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, compliance with the other procedures set forth in this Article 3, and, if required by Parent, the Surviving Corporation or the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 3.3 Treatment of Company Equity Awards.

(a) Immediately prior to the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company RSU Award (or portion thereof) granted prior to the date of this Agreement that is outstanding immediately prior to the Effective Time shall, to the extent not vested, automatically become fully vested and shall be cancelled and converted into the right of the holder of each such Company RSU Award (or portion thereof) to receive (without interest and subject to any applicable withholdings) an amount in cash equal to the product of (i) the Merger Consideration, multiplied by (ii) the total number of Shares subject to such Company RSU Award (or portion thereof) immediately prior to the Effective Time, together with any accrued and unpaid cash dividends corresponding to such vested Company RSU Award (or portion thereof).

(b) Immediately prior to the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company PSU Award (or portion thereof) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, automatically become fully vested and shall be cancelled and converted into the right of the holder of each such Company PSU Award (or portion thereof) to receive (without interest and subject to any applicable withholdings) an amount in cash equal to the product of (i) the Merger Consideration, multiplied by (ii) the total number of Shares subject to such Company PSU Award (or portion thereof) immediately prior to the Effective Time, together with any accrued and unpaid cash dividends corresponding to such vested Company PSU Award (or portion thereof). For purposes of clause (ii) of the immediately preceding sentence, the total number of Shares subject to a Company PSU Award shall be determined in accordance with the applicable award terms; it being understood that if any portion of the Company PSU Award has been earned by its terms based on performance for completed performance periods as of the Effective Time, but has not yet become vested pursuant to any applicable time or service-based vesting requirements, the total number of Shares subject to such Company PSU Award shall be based on the number of Shares actually earned based on performance for the completed performance periods.

(c) Immediately prior to the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company Option Award (or portion thereof) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, automatically become fully vested and shall be cancelled, and converted into the right of the holder of each such Company Option Award to receive (without interest and subject to any applicable withholdings) an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Option Award, multiplied by (ii) the number of shares of Common Stock subject to such Company Option Award immediately prior to the Effective Time. For the avoidance of doubt, in the event that the exercise price of any Company Option Award (whether vested or unvested) is equal to or greater than the Merger Consideration, such Company Option Award shall be cancelled without any consideration being payable in respect thereof and shall have no further force or effect.

(d) Immediately prior to the Effective Time, and without any action on the part of Parent, the Company or any other Person, each Company SAR Award (or portion thereof) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, automatically become fully vested and shall be cancelled, and converted into the right of the holder of each such Company SAR Award to receive (without interest and subject to any applicable withholdings) an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable base or strike price of such Company SAR Award, multiplied by (ii) the number of shares of Common Stock referenced by such Company SAR Award immediately prior to the Effective Time. For the avoidance of doubt, in the event that the base or strike price of any Company SAR Award (whether vested or unvested)

is equal to or greater than the Merger Consideration, such Company SAR Award shall be cancelled without any consideration being payable in respect thereof and shall have no further force or effect.

(e) Immediately prior to the Effective Time, all shares of Common Stock then unvested and subject to an outstanding Company Restricted Stock Award shall become fully vested and free of any applicable repurchase or forfeiture conditions. For the avoidance of doubt, such shares of Common Stock shall be treated as otherwise provided in Section 3.1 and in Section 3.2.

(f) The payments described in Section 3.3(a), (b), (c) and (d) shall, at the Company’s election, be made by the Surviving Corporation or through a payroll agent (in either case subject to any required deductions or withholdings) within ten (10) days after the Effective Time or at such later date required to avoid the imposition of Taxes under Section 409A of the Code.

(g) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Equity Plans) shall adopt any resolutions and take all other actions necessary to (i) effectuate the provisions set forth in this Section 3.3, (ii) terminate the Company Equity Plans as of the Effective Time, and (iii) ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards. Parent shall have a reasonable opportunity to review and comment on all resolutions effectuating the provisions set forth in this Section 3.3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosed with respect to any other section of this Agreement and the Company Disclosure Letter to the extent that the relevance thereof is reasonably apparent on its face) or (b) any information set forth in any Company SEC Report (including any documents incorporated by reference therein) filed with the SEC at least two (2) Business Days prior to the date of this Agreement and publicly available on EDGAR on or after January 1, 2022 (excluding any disclosures set forth in any risk factors section or any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such disclosures are general in nature or cautionary, predictive or forward-looking in nature), it being understood that nothing disclosed in any Company SEC Report shall be deemed disclosed in respect of the representations and warranties set forth in Section 4.2, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Qualification; Organization.

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except (other than with respect to the Company’s due organization, valid existence, good standing or corporate power and authority), in each case, as does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b) The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, and each as so made available is in full force and effect. The Company is not in violation in any material respect of any provision of its certificate of incorporation or bylaws.

Section 4.2 Capitalization; No Subsidiaries.

(a) The authorized capital stock of the Company consists of: (i) 40,000,000 shares of Common Stock, of which 15,788,916 shares have been issued and are outstanding as of the close of business Central time on April 12, 2024 (the “Measurement Time”); and (ii) 2,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding as of the date of this Agreement. As of the Measurement Time, 11,661,524 shares of Common Stock are held by the Company as treasury stock. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. There is no Contract to which the Company is party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Company, except for the Confidentiality Agreement and except for any other existing standstill or similar undertakings. The Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Common Stock or other securities of the Company (including any Company Equity Awards, except pursuant to the forfeiture conditions of such Company Equity Awards or the cashless exercise or tax withholding provisions of or authorizations related to such Company Equity Awards as in effect as of the date of this Agreement).

(b) As of the close of business on the Measurement Time:

(i) 378,969 shares of Common Stock are subject to issuance and/or delivery pursuant to outstanding Company RSU Awards with $30,166 of accrued but unpaid dividends thereon;

(ii) 87,500 shares of Common Stock are subject to issuance and/or delivery pursuant to outstanding Company PSU Awards with $1,750 of accrued but unpaid dividends thereon (assuming the target level of performance) and 131,250 shares of Common Stock with $2,625 of accrued but unpaid dividends thereon (assuming the maximum level of performance);

(iii) 213,500 shares of Common Stock subject to outstanding Company Option Awards with a weighted average exercise price per share of $43.08;

(iv) 119,778 shares of Common Stock referenced by outstanding Company SAR Awards with a weighted average base or strike price per appreciation right of $55.89;

(v) 8,000 shares of unvested Common Stock subject to outstanding Company Restricted Stock Awards;

(vi) no Company Equity Awards are outstanding other than those granted under the Company Equity Plans and referenced in the preceding clauses (i) through (v);

(vii) 219,150 shares of Common Stock are reserved for future issuance pursuant to Company Equity Awards not yet granted under the Company Equity Plans; and

(viii) $3,587,333.33 of deferred cash awards are outstanding under the Company Equity Plans.

(c) Except as set forth in Section 4.2(a) or Section 4.2(b) and for shares of Common Stock issued following the Measurement Time pursuant to the exercise or vesting of Company Equity Awards outstanding as of the Measurement Time in accordance with the terms of Company Equity Awards as in effect as of the Measurement Time, as of the date of this Agreement there is no: (i) share of capital stock or other equity interest or voting security of the Company authorized, issued or outstanding; (ii) outstanding equity or equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for or valued by reference to any shares of the capital stock or other securities of the Company; or (iv) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities (other than the Company Equity Plans as to Company Equity Awards that may in the future be granted in accordance with Section 6.1(b) of the Company Disclosure Letter).

(d) All outstanding shares of Common Stock, options, warrants, equity or equity-based compensation awards, including the Company Equity Awards (whether payable in equity, cash or otherwise) have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Laws; and (ii) all requirements set forth in applicable Contracts.

(e) As of the date of this Agreement, the Company does not have any Subsidiaries.

Section 4.3 Corporate Authority; Binding Nature of This Agreement. The Company has the necessary corporate power and authority to enter into, to deliver and to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote. The Company Board has unanimously: (a) determined that the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders; (b) approved and declared advisable this Agreement, the Merger and the other Transactions; (c) authorized and approved the execution, delivery and performance of this Agreement by the Company; (d) recommended the adoption of this Agreement by the holders of Common Stock (the “Recommendation”) and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting; and (e) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar applicable Law that otherwise might apply to the Merger or any of the other Transactions. Subject to Section 6.5(f) and 6.5(g), the Company Board has not rescinded, modified or withdrawn any of the actions referred to in the immediately preceding sentence. Assuming the accuracy of the representations and warranties set forth in Section 5.10, except for the Required Company Stockholder Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties set forth in Section 5.10 and the due execution and delivery by Parent, Guarantor and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.4 Non-Contravention; Consents.

(a) Assuming the accuracy of the representations and warranties set forth in Section 5.10, neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the Merger or any of the other Transactions by the Company, will directly or indirectly (with or without notice or lapse of time):

(i) subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote, contravene, conflict with or result in a violation of the certificate of incorporation or bylaws of the Company;

(ii) subject to any filings, notices or Consents contemplated by Section 4.4(b), contravene, conflict with or result in a violation of any Law or Order to which the Company is subject;

(iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Contract; (B) a penalty under any Contract; (C) accelerate the maturity or performance of any Contract; or (D) cancel, terminate or modify any right, benefit, obligation or other term of any Contract; or

(iv) result in the creation of any Lien (other than Permitted Liens) upon any asset or property owned or used by the Company;

except, in the case of clauses (ii), (iii) and (iv) above, for any such filings, notices or Consents (or lack thereof), contraventions, conflicts, violations, breaches, defaults, rights or Liens that do not, individually or in the aggregate, constitute a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or any of the Transactions.

(b) Except as may be required by (w) the Exchange Act, (x) the DGCL, (y) the HSR Act and other applicable Antitrust Laws and (z) the Specified Laws, the Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Entity in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of the Merger or any of the other Transactions, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or any of the other Transactions.

Section 4.5 Reports and Financial Statements.

(a) All forms, statements, certifications, reports and other documents (including exhibits and all other information incorporated by reference therein) required to have been filed or furnished by the Company with the SEC since January 1, 2022 (the “Company SEC Reports”) have been so filed on a timely basis and, as of the date of this Agreement, are publicly available on EDGAR. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated in such Company SEC Report or necessary in order to make the statements in such Company SEC Report, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be expressly indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC); and (iii) fairly presented in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered in each statement. The Company is not a party to and does not have any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract, in each case, where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Reports.

(c) The Company maintains disclosure controls and procedures and internal control over financial reporting required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act and internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f) under the Exchange Act) as required by the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurances (i) that all material information concerning the Company required to be disclosed is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (ii) as to the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s independent auditors and the audit committee of the Company Board and in a Company SEC Report (A) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the Nasdaq and, since January 1, 2022, has not received any written notice from the Nasdaq asserting any non-compliance with such rules and regulations.

(d) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. The Company has no outstanding, and has not arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

Section 4.6 Absence of Changes.

(a) Since January 1, 2024 through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b) Since January 1, 2024 through the date of this Agreement, the Company has not taken any action, or agreed to take any action, that if taken during the period from the date of this Agreement until the Closing, would require Parent’s consent under Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(v), Section 6.1(b)(vi), Section 6.1(b)(viii), Section 6.1(b)(ix), Section 6.1(b)(x), Section 6.1(b)(xi), Section 6.1(b)(xv), Section 6.1(b)(xvi) or Section 6.1(b)(xvii) (solely with respect to the foregoing provisions).

Section 4.7 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding against the Company, except for Legal Proceedings that do not, individually or in the aggregate, have a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or any of the Transactions.

(b) There is no Order to which the Company is subject, except for Orders that do not, individually or in the aggregate, have a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or any of the Transactions. To the Knowledge of the Company, no officer of the Company is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

Section 4.8 Title to Assets. Except for Owned Real Property, for which the representations with respect to title are the subject of Section 4.9, and Intellectual Property, for which the representations with respect to title or ownership are the subject of Section 4.10, the Company owns, and has good and valid title to, all material assets purported to be owned by it. All of the material tangible personal assets are owned by the Company free and clear of any Liens, except for Permitted Liens.

Section 4.9 Real Property; Equipment; Leasehold.

(a) Section 4.9(a) of the Company Disclosure Letter sets forth a list of material real property owned by the Company as of the date of this Agreement (the “Owned Real Property”). Other than the Owned Real Property, the Company does not own any material real property or any interest in material real property as of the date of this Agreement. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company is the sole owner of the Owned Real Property and, subject to the Permitted Liens, has good and valid fee simple title and, to the Knowledge of the Company, marketable title to the Owned Real Property, and the Owned Real Property is free and clear of any Liens, except for Permitted Liens.

(b) Section 4.9(b) of the Company Disclosure Letter sets forth a true, complete and accurate list of each material real property lease, sublease, license or occupancy agreement pursuant to which the Company leases, subleases, licenses or occupies real property from any other Person as of the date of this Agreement (the “Leases”). Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company is the sole holders of good and valid leasehold interests in and to all of the Leased Real Property, and the Company’s interests in the Leased Real Property are free and clear of any Liens, except for Permitted Liens. All of the Leases are (i) valid, binding on and enforceable against the Company and, to the Knowledge of the Company, each of the parties thereto, subject to the Enforceability Exceptions, and (ii) in full force and effect. The Company has not received or issued any written notice of an uncured material breach or default under any Lease, nor, to the Knowledge of the Company, has any event or omission occurred which with the giving of notice or the lapse of time, or both, would constitute an uncured material breach or default under any Lease.

(c) To the Knowledge of the Company, the present use and operation of the Owned Real Property and the Leased Real Property is authorized by, and is in compliance with all applicable zoning, land use, building, fire, labor, safety and health laws and other applicable Laws. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company has not received written notice of a pending or, to the Knowledge of the Company, threatened Legal Proceeding (including, without limitation, any rezoning, condemnation or eminent domain proceedings) that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operation of any Owned Real Property or Leased Real Property.

(d) Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) there are no leases, subleases, licenses, occupancy agreements, purchase agreements or other contractual obligations that grant an interest in the right of use or occupancy of any of the Owned Real Property or Leased Real Property to any Person other than the Company, (ii) there is no Person in possession of any of the Owned Real Property or Leased Real Property other than the Company, and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any of the Owned Real Property or any portion thereof or interest therein.

(e) Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, all buildings, structures, fixtures, machinery, vehicles, equipment and other tangible assets owned by or leased to the Company (including the Leased Real Property) are adequate for the conduct of the businesses of the Company in the manner in which such businesses are currently being conducted, and, each such asset is in good condition and repair (ordinary wear and tear excepted).

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Company Disclosure Letter identifies each item of Registered IP owned by the Company as of the date of this Agreement, and specifies for each item, as applicable, the title, the jurisdiction in which it is filed and the registration or application number. All Registered IP included in the Company IP is subsisting and, to the Knowledge of the Company, valid and enforceable (except with respect to pending applications for Registered IP).

(b) The Company exclusively owns all right, title and interest in and to all material Company IP, free and clear of any Liens, except for Permitted Liens. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) the Company has valid and enforceable rights to use all other Intellectual Property used in or necessary to conduct its business, and (ii) neither the consummation of the Merger nor any of the other Transactions will, directly or indirectly (with or without the lapse of time), result in the cancellation, termination, modification or acceleration of right, obligation or payment with respect to any such Intellectual Property, or give rise to any right of any third party to so cancel, terminate, modify or accelerate any rights, obligations or payments with respect to such material Intellectual Property.

(c) Since January 1, 2018, the Company has not, and the conduct of its business (including the development, manufacture, use, sale, commercialization or other exploitation of any Company Product) has not, infringed, misappropriated or otherwise violated any Intellectual Property of any other Person, except as has not, and would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2021, no third party has infringed, misappropriated, or otherwise violated any material Company IP in any material respect. Without limiting the generality of the foregoing, since January 1, 2018, there has been no Legal Proceeding or Order (i) alleging infringement, misappropriation, or violation of any Intellectual Property of another Person by the Company or (ii) challenging, contesting or limiting the Company’s ownership or use of, or the validity or enforceability of, any material Company IP, excluding any ordinary course “office actions” received in connection with the prosecution of Registered IP included in the Company IP. Since January 1, 2021, the Company has not brought any Legal Proceeding, charge, demand, notice or threat against a third party for infringing, misappropriating or violating material Company IP.

(d) The Company takes, and uses reasonable efforts to require all third parties who hold or Process Sensitive Data for or on the Company’s behalf to take, commercially reasonable steps to protect the confidentiality, integrity and security of the Sensitive Data Processed by or on behalf of the Company, together with the IT Systems used by or on behalf of the Company, against any unauthorized use, access, interruption, modification or corruption, and has implemented and maintains information security, backup and data recovery, disaster recovery, and business continuity plans and procedures that are commercially reasonable for its business and that comply in all material respects with all applicable Information Privacy and Security Laws and Information Privacy and Security Obligations.

(e) Since January 1, 2021, (i) to the Knowledge of the Company, no Sensitive Data held or Processed by or on behalf of the Company has been subject to any material Security Breach, (ii) the Company has not been notified in writing, or to the Knowledge of the Company, required by Information Privacy and Security Laws, Governmental Entity or Information Privacy and Security Obligations to notify in writing any Person, of any Security Breach, and (iii) the Company has not received any written notice of any material claim, investigation (including investigation by a Governmental Entity) or alleged material violation of any Information Privacy and Security Laws or Information Privacy and Security Obligations with respect to Personal Information used or held for use by the Company in the conduct of its business.

(f) All current and former employees and contractors of the Company who have developed or contributed to material Intellectual Property within the course of their employment or engagement with the Company have executed Contracts that validly assign to the Company all of such Person’s rights, title and interest in and to such

Intellectual Property, or such Intellectual Property has been assigned to the Company by operation of law, and to the Knowledge of the Company, no such employees and contractors have retained, or claim to retain, any right, title or interest in such material Intellectual Property.

(g) Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, since January 1, 2021, (i) there has been no malfunction or other substandard performance involving any IT System, and (ii) to the Knowledge of the Company, the IT Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code, that in each case of clauses (i) and (ii), that has caused a material disruption to the operation of the business of the Company.

(h) Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) the Company has not incorporated or otherwise used open source Software in a manner that would impose any limitation, restriction, waiver of rights, or condition on the right or ability of the Company to use, distribute or commercially exploit any Company Software (excluding such open source Software), other than notice and attribution requirements, and (ii) the Company has, since January 1, 2021, complied in all material respects with all open source licenses and similar obligations to which any Company Software is subject.

(i) No material Company IP is subject to any Contract or other present or contingent obligation as a result of any funding or support from, or any arrangement with, any Governmental Entity, university, research organization or other nonprofit organization. The Company is not a member of or party to any patent pool, standards-setting organizations, multi-party special interest industry standards body, trade association or other organization requiring that the Company grant any license or similar right to, or refrain from asserting, any Company IP or future-developed Intellectual Property.

Section 4.11 Material Contracts.

(a) Except for this Agreement, the Company Employee Plans or as filed with the SEC, as of the date of this Agreement, the Company is not a party to or bound by:

(i) any Contract: (A) involving or related to a joint venture, strategic alliance, partnership or sharing of profits or revenue, in each case material to the Company; or (B) except Contracts for expenditures to the extent accounted for or reflected in the Company’s capital expenditure budget set forth in Section 4.11(a)(i) of the Company Disclosure Letter (the “Capex Budget”), obligating the Company to make any capital investment or capital expenditure in excess of $5,000,000 individually or $10,000,000 in the aggregate (with those required under any other Contract of the type described in this Section 4.11(a)(i)(B)) over the remaining life of such Contract;

(ii) any Contract that requires or is expected to require payments by or to the Company in excess of $10,000,000 over the remaining life of such Contract (other than (A) Contracts for expenditures to the extent accounted for or reflected in the Capex Budget, or (B) Contracts for the acquisition or disposition of raw materials, other inventory, supplies, equipment or products in the ordinary course of business);

(iii) any Contract pursuant to which (A) the Company grants to any other Person a license, covenant not to sue or similar right under any material Company IP, (B) any other Person grants to the Company a license, covenant not to sue or similar right under any material Intellectual Property used in the Company’s business, or (C) the Company agrees to limit its use or enforcement of material Company IP in any material respect (including pursuant to any co-existence or similar agreement), but excluding, in each case of (A) through (C): any (1) non-exclusive licenses granted to the Company with respect to “off the shelf” Software or Software that is readily commercially available pursuant to a standard “shrink wrap” or other similar standardized license agreement that has a purchase price or annual license fee of less than $1,000,000; (2) non-exclusive licenses granted in the ordinary course of business to any customer for such customer’s end-use of Company Products, or to or from any employee, contractor, consultant, vendor or service provider, solely in connection with the provision or receipt of services by the Company or such parties; (3) open source Software licenses; and (4) non-exclusive licenses incidental to the Company’s sale or purchase of any product or service;

(iv) any Contract governing the development or ownership of any Intellectual Property, Software or Company Product developed by or jointly with any other Person at the request or direction of the Company, which Intellectual Property, Software or Company Product is material to the Company’s business, but excluding employment, consulting, services or invention assignment agreements entered into in the ordinary course of business with employees, contractors or consultants of the Company, in each case, assigning all rights therein to the Company;

(v) any Contract entered into at any time since January 1, 2021: (A) relating to the disposition or acquisition by the Company of any business, product line or other material assets outside the ordinary course of business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) (excluding, in any case, the acquisition or disposition of raw materials, other inventory, supplies, equipment or products in the ordinary course of business), including any put, call or similar right pursuant to which the Company could be required to purchase or sell any such business, product line or other material assets; or (B) pursuant to which the Company will acquire any interest, or will make an investment, in any Person (other than short term investments, including money market funds, bank deposits, commercial paper and other money market instruments as disclosed in the Company Balance Sheet or the notes thereto, incurred in the ordinary course of business) in any other Person;

(vi) any Contract relating to the disposition or acquisition by the Company of any business, product line or other material assets of the Company or another Entity (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) with (A) continuing material indemnification obligations of the Company or (B) any material remaining “earn out” or other contingent payment or consideration of the Company that has not been substantially satisfied prior to the date of this Agreement;

(vii) any Contract that by its terms limits in any material respect the ability of the Company or its Affiliates (including, following the Closing, Parent and its Subsidiaries): (A) to engage in any line of business or compete with, or provide any product or service to, any other Person or in any geographic area; or (B) to acquire any product or other asset or any service from any Person, sell any product or other asset to any other Person, or transact business or deal in any other manner with any other Person;

(viii) any Contract that by its terms: (A) grants exclusive rights to market, sell or deliver any product material to the Company; (B) contains any “most favored nation” or similar provision in favor of the counterparty for a product material to the Company; (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to a material asset of the Company; (D) obligates the Company to purchase a specified minimum amount of goods or services, in each case, in excess of $10,000,000 (other than Contracts for the acquisition or disposition of raw materials, other inventory, supplies, equipment or products in the ordinary course of business, in each case, where such Contracts have a remaining term of one year or less from the date of this Agreement or can be terminated by the Company without penalty on ninety days or less prior notice); or (E) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or a material portion of the Company’s requirements from any third party;

(ix) any Contract relating to Indebtedness in excess of $1,000,000 or creating a Lien (other than a Permitted Lien) on any of the assets or properties of the Company;

(x) any settlement or similar Contract arising out of a Legal Proceeding or threatened Legal Proceeding: (A) that materially restricts or imposes any material obligation on the Company or materially disrupts the business of the Company as currently conducted; or (B) that would require the Company to pay consideration valued at more than $1,000,000 individually or $5,000,000 in the aggregate following the date of this Agreement;

(xi) any material Contract with any Governmental Entity;

(xii) any Contract between or among the Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of the outstanding shares of any class of capital stock of the Company, or any Affiliate of the foregoing, on the other hand (other than a Company Employee Plan); or

(xiii) any other Contract (other than any other Material Contract), the termination of which would constitute a Company Material Adverse Effect.

Each Contract of the type described in this Section 4.11(a) or filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, together with each lease listed on Section 4.9(b) of the Company Disclosure Letter, in each case, whether entered into prior to, on or following the date hereof, is referred to herein as a “Material Contract.” The Company has made available to Parent a true, correct and complete copy of each Material Contract existing as of the date hereof.

(b) Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms against the Company, subject to the Enforceability Exceptions and assuming the validity, binding nature and enforceability against the counterparty or counterparties thereto. The Company has not, and, to the Knowledge of the Company, no other Person has, violated or breached, or committed any default under, any Material Contract, and the Company would not, and, to the Knowledge of the Company, no other Person would, with or without notice or lapse of time, or both, be in breach or violation of, or default under, any such Material Contract, where such violation, breach or default, individually or in the aggregate, constitutes a Company Material Adverse Effect. The Company has not received any written notice regarding any actual or, to the Knowledge of the Company, threatened breach or violation of, or default under, any such Material Contract, or the intention to cancel any such Material Contract.

Section 4.12 Liabilities. The Company does not have any Liability that would be required to be recorded as a liability on a balance sheet prepared in accordance with GAAP (or required to be disclosed in the notes thereto under GAAP), except for: (a) Liabilities reflected, reserved against or otherwise included or disclosed in the Company Balance Sheet or the notes thereto; (b) Liabilities that have been incurred by the Company since the date of the Company Balance Sheet in the ordinary course of business; (c) Liabilities for performance of obligations of the Company not yet due under any of its Contracts; (d) Liabilities described in Section 4.12 of the Company Disclosure Letter; (e) Liabilities incurred pursuant to this Agreement and the Transactions; and (f) other Liabilities that do not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.13 Compliance with Laws.

(a) Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or any of the other Transactions, the Company is, and at all times since January 1, 2021 has been, in compliance with all applicable Laws, including Information Privacy and Security Laws, as well as all other Information Privacy and Security Obligations. Since January 1, 2021, the Company has not received any written notice or, to the Knowledge of the Company, other communication from any Governmental Entity or other Person regarding any actual or alleged violation of, or failure to comply with, any applicable Law.

(b) Since January 1, 2021, the Company, and to the Knowledge of the Company, its directors, officers, employees, and agents or other third parties acting on behalf of any of the Company, have complied with applicable anti-bribery and anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977, as amended, (“Anti-Corruption Laws”). Since January 1, 2021, neither the Company, nor to the Knowledge of the Company, any of its directors, officers, employees, agents or other third parties acting on behalf of the Company, have paid, given, offered or promised to pay, authorized the payment or transfer of, any monies or anything of value, directly or indirectly, to any Government Official or any other Person for the purpose of corruptly influencing any act or decision of such Government Official, any Governmental Entity, or any other Person, to obtain or retain business, to direct business to any Person, or to secure any other improper benefit or advantage. Since January 1, 2021, neither the Company or, to the Knowledge of the Company, any other Entity under its control has been charged, prosecuted or, to the Knowledge of the Company, investigated, for any violation of any Anti-Corruption Laws. Since January 1, 2021, neither the Company or, to the Knowledge of the Company, any Entity under its control has disclosed to any Governmental Entity information that establishes or indicates that the Company violated or would reasonably be expected to have violated any Anti-Corruption Laws.

(c) Since January 1, 2021, the Company, and to the Knowledge of the Company, its directors, officers, employees, and agents or other third parties acting on behalf of any of the Company, have complied with all applicable Economic Sanctions/Trade Laws. None of the Company or, to the Knowledge of the Company, its directors, officers, employees, and agents or other third parties acting on behalf of any of the Company is a Sanctions Target. Since January 1, 2021, neither the Company nor, to the Knowledge of the Company, any other Entity under its control has been charged, prosecuted or, to the Knowledge of the Company, investigated, for any violation of any Economic

Sanctions/Trade Laws. Since January 1, 2021, neither the Company nor, to the Knowledge of the Company, any Entity under its control has disclosed to any Governmental Entity information that establishes or indicates that the Company violated or would reasonably be expected to have violated any Economic Sanctions/Trade Laws.

Section 4.14 Governmental Authorizations. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect and would not reasonably be expected to prevent, materially delay or materially impede the Merger or any of the other Transactions: (a) the Company holds, and since January 1, 2022 has held, all Governmental Authorizations, and has made all filings required under applicable Laws, necessary to enable the Company to conduct its business in the manner currently being conducted and has been conducted since January 1, 2022; (b) all such Governmental Authorizations are valid and in full force and effect or expired at a time when such Governmental Authorizations no longer were required; and (c) the Company is, and since January 1, 2022 has been, in compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2022, the Company has not received any written notice or, to the Knowledge of the Company, other communication from any Governmental Entity regarding (i) any actual or alleged material violation of or material failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation or termination of any material Governmental Authorization, in each case except for such violation, failure, revocation, withdrawal, suspension, cancellation or termination that does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.15 Tax Matters. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect:

(a) Each of the Tax Returns filed, or required to be filed, by or on behalf of the Company with any Governmental Entity (i) has been duly and timely filed on or before the applicable due date (taking into account any validly obtained extensions of such due date) and (ii) is accurate and complete in all respects.

(b) The Company has duly and timely paid all Taxes due and payable, whether or not shown as due on any Tax Return, except for Taxes contested in good faith for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company contained in the Company SEC Reports.

(c) The Company has (i) deducted, withheld and collected with respect to all amounts or payments made to or received from any employee, independent contractor, supplier, customer, creditor, stockholder or other Person all Taxes required to be deducted, withheld or collected with respect thereto under applicable Law, (ii) paid over such withheld, deducted and collected amounts to the proper Governmental Entity within the time and in the manner required by applicable Law and (iii) complied with the related information reporting and recordkeeping requirements.

(d) There are no Liens for Taxes upon any of the assets of the Company except for Liens described in clause (a) of the definition of Permitted Lien.

(e) The Company has not executed, consented to or requested any extension or waiver of the period of assessment, deficiency or collection of any Tax of the Company, or any statute of limitations or due date with respect to any Tax Return of the Company, which extension or waiver is currently outstanding (other than pursuant to validly obtained automatic extensions of time to file Tax Returns).

(f) No audit, claim, examination, investigation, Legal Proceeding or other proceeding with respect to Taxes or Tax Returns (a “Tax Proceeding”) is pending or has been threatened in writing against or with respect to the Company. No deficiency for any amount of Taxes has been proposed, asserted or assessed, in each case, in writing by a Governmental Entity against the Company that has not been settled, paid or withdrawn in full.

(g) No claim has been made in writing within the past six (6) years by any Governmental Entity in a jurisdiction where the Company does not file a type of Tax Return that the Company is or may be subject to such type of taxation by or required to file such type of Tax Return in that jurisdiction, which claim has not been resolved in full.

(h) The Company will not be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in or use of an incorrect method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. Law) entered into prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received or deferred revenue accrued prior to the Closing, other than in the ordinary course of business and consistent with past practice of the Company; or (v) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state or local or non-U.S. Law).

(i) In the two (2) years prior to the date hereof, the Company has not been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock subject to or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) The Company is not and has not been or become (i) a member of an affiliated group filing a consolidated, joint, unitary, combined or similar Tax Return (other than an “affiliated group” as defined in Section 1504(a) of the Code, or any similar group under other applicable Tax Law, the common parent of which is the Company) or (ii) liable for the Taxes of any Person other than the Company under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Tax Law), or as a transferee or successor or otherwise under applicable Law.

(k) The Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Law).

(l) The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Contract or arrangement in respect of any Taxes (other than any customary Tax gross up provisions in Leases or other commercial Contracts entered into in the ordinary of business the principal subject of which is not Taxes or Tax Returns) (a “Tax Sharing Agreement”).

(m) The Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(n) The Company has no liability under any escheat or unclaimed property Laws.

Section 4.16 Employee and Labor Matters; Benefit Plans.

(a) Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company is and has been since January 1, 2021 in compliance in all respects with all applicable Laws respecting labor and employment, including with respect to hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, discrimination, equal pay, wages and hours, compensation and benefits, overtime, business expense reimbursements, labor relations, leaves of absence, paid sick leave laws, work breaks, classification of independent contractors and employees (including exempt status), occupational health and safety, immigration, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, plant closings, mass layoffs, wrongful discharge and layoffs, including the Worker Adjustment and Retraining Notification Act (and any similar applicable state or local statute or regulation) (collectively, the “WARN Act”). The Company has not taken any action since January 1, 2021 that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or any similar state, local or foreign Law.

(b) The Company is not a party to, subject to, or under any obligation to bargain for, any Collective Bargaining Agreement and is not in the process of negotiating any Collective Bargaining Agreement, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent any employees of the Company. To the Knowledge of the Company, since January 1, 2021, no demand has been made or petition filed or Legal Proceedings initiated by an employee or group of employees of the Company with any labor relations board or other Governmental Entity seeking recognition of any labor organization. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, since January 1, 2021, (i) the Company has not been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, unfair labor practice charge, grievance, arbitration, attempt to organize or union organizing activity, or any similar activity or dispute, against or affecting the Company or any of its employees, and (ii) there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company brought by any current or former employee or independent contractor of the Company.

(c) To the Knowledge of the Company, in the past five (5) years, (i) no allegations of sexual harassment, sexual misconduct or sexual assault have been made against any member of the Company Board or employee of the Company at the level of Director or above, and (ii) neither the Company nor any of the Company Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment, sexual misconduct or sexual assault involving any member of the Company Board or employee of the Company at the level of Director or above.

(d) Section 4.16(d) of the Company Disclosure Letter contains an accurate and complete list of each material Company Employee Plan. The Company has made available to Parent, in each case, to the extent applicable: (i) the plan document of any material Company Employee Plan, including any amendments and related trust agreements (or, if such Company Employee Plan is not in writing, a written description of the material terms thereof); (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan; (iii) all trust agreements, insurance contracts and funding agreements relating to each material Company Employee Plan, including all amendments thereto; (iv) the most recent financial statements and actuarial valuation report; (v) the most recently filed Form 5500 annual report (with applicable attachments); (vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (vii) all notices, letters or other correspondence with the Internal Revenue Service or U.S. Department of Labor (other than any routine or non-material correspondence) received in the past three (3) years pertaining to a Company Employee Plan. The Company has delivered or made available to Parent true, correct and complete copies of each Company Equity Plan and the forms of award agreements evidencing the Company Equity Awards, and with respect to the foregoing forms, other than differences with respect to the number of shares of Common Stock covered thereby, the grant date, the exercise price, vesting schedule and vesting acceleration rights and expiration date applicable thereto, no award agreement evidencing any Company Equity Award contains material terms that are not consistent with, or in addition to, such forms.

(e) Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, each Company Employee Plan has been established, maintained, funded and operated in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code and the trust (if any) intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred since the date of the most recent determination that reasonably would be expected to result in the loss of such qualification. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, all contributions or other material amounts payable by the Company pursuant to each Company Employee Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA or, to the Knowledge of the Company, any breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Plan that, in each case, would reasonably be expected to result in any material Liability or material excise tax under ERISA or the Code being imposed on the Company. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, there are no pending, or to the Knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trusts related thereto.

(f) The Company has not, and no ERISA Affiliate, maintains, sponsors, participates in, or contributes to, or is obligated to contribute to, or in the past six (6) years maintained, sponsored, participated in, or contributed to, or was required to contribute to, or has or could reasonably be expected to have, any Liability in respect of, any: (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV, Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA (“Multiemployer Plan”); (iii) plan described in Section 413I of the Code; (iv) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (v) “voluntary employee’s beneficiary association”

within the meaning of Section 501(c)(9) of the Code. No Liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that is likely to present a risk to the Company or any ERISA Affiliate of incurring any such Liability.

(g) The Company does not have any Liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or service providers of the Company, except coverage or benefits as required under Section 4980B of the Code or any other applicable Law at the participant’s sole expense.

(h) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Transactions could (either alone or in combination with another event, which other event, taken alone, would not otherwise trigger such result) (i) result in any payment or increase in payment (whether of bonus, change in control, retention, severance pay, forgiveness of Indebtedness or otherwise) becoming due to any current or former director, officer, employee or other individual service provider of the Company, (ii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Company Employee Plan or otherwise, (iii) increase the benefits or result in the obligation to fund benefits or the transfer or setting aside of assets to fund any benefits under any Company Employee Plan, (iv) result in any breach or violation of, or default under or limit the right to amend, modify, terminate or transfer the assets of, any Company Employee Plan following the Effective Time, or (v) result in any payments or benefits that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” within the meaning of Section 280G or be nondeductible under Section 280G of the Code.

(i) The Company does not have any obligation to gross-up or otherwise reimburse or compensate any current or former employee, officer, director or other individual service provider of the Company for any Taxes or interest or penalty related thereto incurred by such individual under or pursuant to Section 409A, Section 4999, or otherwise. The exercise price of each Company Option Award was at least equal to the fair market value (determined in accordance with Treasury Regulation Section 1.409A-1(b)(5)(iv)) of Common Stock on the date such Company Option Award was granted.

(j) Section 4.16(j) of the Company Disclosure Letter accurately sets forth the following information with respect to each Company Equity Award outstanding as of the Measurement Time: (A) the Company Equity Plan pursuant to which such Company Equity Award was granted; (B) the name or employee identification number of the holder of such Company Equity Award; (C) the number of shares of Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, the target and maximum number of shares of Common Stock); (D) the base, strike or exercise price (if any) of such Company Equity Award; (E) the grant date of such Company Equity Award; (F) the expiration date (if any) of such Company Equity Award; and (G) the vesting schedule of such Company Equity Award.

Section 4.17 Environmental Matters.

(a) Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company is and, since January 1, 2021 has been, in compliance with all applicable Environmental Laws.

(b) Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, there has been no Release of Hazardous Substances by the Company or, to the Knowledge of the Company, by any other Person at, on, under or from (i) any real property currently owned, operated or leased by the Company or (ii) any real property formerly owned, operated or leased by the Company during its ownership, operation or tenancy, which, in each case, could reasonably be expected to result in liability for or require remediation or other response actions by the Company under any applicable Environmental Law.

(c) Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company has received no written notice, and there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company, in any case that is alleging noncompliance with, or liability arising under, any applicable Environmental Law.

(d) Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, (i) no capital expenditures are planned or required to be incurred by the Company within the next two

(2) years to achieve or maintain compliance with any Environmental Law, and (ii) the Company is not subject to any Order or consent decree pursuant to Environmental Laws that remains outstanding or unresolved.

(e) The Company has made available to Parent copies of all third party, non-privileged material environmental reports, audits, studies and correspondence within its possession or control relating to liabilities arising under Environmental Law that are not fully resolved and would, individually or in the aggregate, constitute a Company Material Adverse Effect.

(f) The representations and warranties contained in this Section 4.17, Section 4.12 and in Section 4.5(a) are the sole and exclusive representations and warranties made by the Company relating to environmental matters, including those concerning Environmental Laws or Hazardous Substances.

Section 4.18 Insurance. Section 4.18 of the Company Disclosure Letter sets forth an accurate list of all material insurance policies with third party insurers relating to the business, assets and operations of the Company as of the date of this Agreement. The Company has made available to Parent true, correct and complete copies of each such material policy. All material insurance policies maintained by the Company are intended to provide coverage for risks incident to the business of the Company and its properties and assets, and, to the Knowledge of the Company, are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies as does not, individually or in the aggregate, constitute a Company Material Adverse Effect. Each of the material insurance policies relating to the business, assets and operations of the Company is in full force and effect, no written notice of a material default or termination has been received by the Company in respect thereof and all premiums due thereon have been paid in full. Since January 1, 2021, the Companies has not received any written notice or, to the Knowledge of the Company, other communication regarding any: (a) cancellation or invalidation of or material increase in any premiums associated with any material insurance policy or (b) refusal of any coverage or rejection of any material claim under any insurance policy, except for such cancellation, invalidation, material increase, refusal or rejection that does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.19 Company Products. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, (a) to the Knowledge of the Company, the Company does not have any liability for replacement or repair of any product developed, manufactured, marketed, sold, leased or distributed by the Company (“Company Product”) or other damages in connection therewith and (b) since January 1, 2021, there has not been any recall or post-sale warning concerning any Company Product conducted by or on behalf of the Company or, to the Knowledge of the Company, any third party as a result of any alleged defect in any Company Product.

Section 4.20 Customers and Suppliers. Section 4.20 of the Company Disclosure Letter sets forth the fifteen (15) largest customers (by total aggregate annual revenue received by the Company) of the Company for the year ended on December 31, 2023 (the “Significant Customers”) and the fifteen (15) largest suppliers (by total aggregate annual spend amounts paid to such suppliers by, or on behalf of, the Company) of the Company for the year ended on December 31, 2023 (the “Significant Suppliers”). Since January 1, 2024, no Significant Customer or Significant Supplier cancelled, terminated or otherwise modified its relationship with the Company, except as permitted by the terms of a Contract with the Company or as does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 4.21 Takeover Statutes; No Rights Plan. Assuming the accuracy of the representations and warranties set forth in Section 5.10, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL)) or similar provisions contained in the governing documents of the Company (each, a “Takeover Statute”) is applicable to this Agreement, as it relates to the Merger or any of the Transactions. The Company Board has taken all actions necessary to render all potentially applicable Takeover Statutes inapplicable to this Agreement, the Merger and the other Transactions. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement that is, or at the Effective Time will be, applicable to this Agreement, the Merger or the other Transactions.

Section 4.22 Vote Required. Assuming the accuracy of the representations and warranties set forth in Section 5.10, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date for the Company Stockholders’ Meeting in favor of adopting this Agreement (the “Required Company

Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock, or any holders of any other securities of the Company, necessary to adopt this Agreement and approve the Merger.

Section 4.23 Financial Advisors’ Fees. Except for the Company’s obligations to J.P. Morgan Securities LLC (“J.P. Morgan”), no broker, finder or investment banker is entitled to any brokerage, finder’s, success, completion or similar fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of the Company. The Company has delivered or made available to Parent an accurate and complete copy of the engagement letter between the Company and J.P. Morgan.

Section 4.24 Opinion. The Company Board has received the oral opinion from J.P. Morgan, to be confirmed by delivery of a written opinion that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, the Merger Consideration to be paid to the holders of Shares (other than Parent and its Affiliates) pursuant to this Agreement is fair from a financial point of view to such holders. A complete and executed copy of such written opinion will be delivered to Parent promptly following receipt thereof by the Company. It is agreed and understood that such opinion is for the information of the Company Board and may not be relied upon by Parent or Merger Sub. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.25 Disclosure. None of the information included or incorporated by reference in the Proxy Statement, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, as amended or supplemented at that time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements included in the Proxy Statement based on information provided to the Company by Parent in writing and specifically for inclusion in the Proxy Statement.

Section 4.26 No Other Representations or Warranties.

(a) The Company agrees and acknowledges that, except for the representations and warranties contained in Article 5, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates. The Company agrees and acknowledges that in making the decision to enter into this Agreement and consummate the Transactions, the Company has relied exclusively on the express representations and warranties contained in Article 5 and have not relied on any other representation or warranty, express or implied. The Company agrees and acknowledges that neither Parent nor any other Person has made, and the Company has not relied on, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or its Affiliates furnished or made available to the Company and its Representatives except as expressly set forth in Article 5 (which includes the Parent Disclosure Letter).

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, THE COMPANY DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO PARENT OR MERGER SUB, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY, ITS BUSINESS OR THE TRANSACTIONS.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection of this Agreement and the Parent Disclosure Letter to the extent that the relevance thereof is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Qualification; Organization. Each of Parent, Guarantor and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Except, in each case, as would not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the Closing or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions (a “Parent Material Adverse Effect”), each of Parent, Guarantor and Merger Sub is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing.

Section 5.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent, Guarantor and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other Transactions by Parent, Guarantor and Merger Sub have been duly and validly authorized by their respective boards of directors or other applicable governing body and, except for the adoption of this Agreement by Guarantor as the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent, Guarantor or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by Parent, Guarantor and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent, Guarantor and Merger Sub, enforceable against each of Parent, Guarantor and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Immediately following the execution and delivery of this Agreement, this Agreement will be adopted by Guarantor as the sole stockholder of Merger Sub.

(b) The execution, delivery and performance by Parent, Guarantor and Merger Sub of this Agreement and the consummation of the Merger and the other Transactions, by Parent, Guarantor and Merger Sub do not and will not require Parent, Guarantor or Merger Sub to procure, make or provide any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with the HSR Act and other applicable Antitrust Laws and the Specified Laws, (iii) compliance with the applicable requirements of the Exchange Act and compliance with the rules and regulations of the Nasdaq or the Milan stock exchange, (iv) compliance with any applicable foreign or state securities or blue sky laws, and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain does not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent, Guarantor and Merger Sub of this Agreement and the consummation by Parent, Guarantor and Merger Sub of the Merger and the other Transactions, do not and will not (i) contravene or conflict with the organizational or governing documents of Parent, Guarantor or Merger Sub (subject, in the case of Merger Sub, to the adoption of this Agreement by Guarantor as the sole stockholder of Merger Sub), (ii) subject to any filings, notices or Consents contemplated by Section 5.2(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent, Guarantor or Merger Sub or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, instrument, permit, concession, franchise, right or license binding upon Parent, Guarantor or Merger Sub or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent, Guarantor or Merger Sub, other than, in the case of clauses (ii) and (iii), any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that does not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

Section 5.3 Investigations; Litigation. As of the date hereof, there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent, Guarantor or Merger Sub that would, individually or in the aggregate, constitute a Parent Material Adverse Effect, and there are no Legal Proceedings pending (or, to the Knowledge of Parent, threatened) against or affecting Parent, Guarantor or Merger Sub, or any of their respective properties at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would, individually or in the aggregate, constitute a Parent Material Adverse Effect.

Section 5.4 Proxy Statement; Other Information. None of the information supplied by or on behalf of Parent, Merger Sub or Guarantor in writing and specifically for inclusion in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.4 shall not apply to, and no representation is made by Parent or Merger Sub with respect to, statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied, or required to be supplied, by or on behalf of the Company or any of its Representatives for inclusion, use or incorporation by reference therein.

Section 5.5 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which is validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Guarantor. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Transactions.

Section 5.6 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent or any of its Affiliates are traded, in order for Parent to consummate the Transactions. The vote or consent of Guarantor, as the sole stockholder of Merger Sub, is the only vote or consent of any holders of any securities of Merger Sub necessary to approve this Agreement and the Merger and the other Transactions.

Section 5.7 Finders or Brokers. Except for any Person whose fees and expenses will be paid by Parent, neither Parent nor Merger Sub has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 5.8 No Additional Representations.

(a) Each of Parent and Merger Sub acknowledges and agrees that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company to facilitate its review of the Company.

(b) Parent and Merger Sub agree and acknowledge that, except for the representations and warranties contained in Article 4, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. Parent and Merger Sub agree and acknowledge that in making the decision to enter into this Agreement and consummate the Transactions, Parent and Merger Sub have relied exclusively on the express representations and warranties contained in Article 4 and have not relied on any other representation or warranty, express or implied. Parent and Merger Sub agree and acknowledge that neither the Company nor any other Person has made, and neither Parent nor Merger Sub has relied on, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article 4, and neither the Company nor any of its directors, officers, employees, agents or other Representatives, nor any other Person, shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of any information, including any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the Dataroom, other management presentations (formal or informal) or in any other form in connection with the Transactions, except with respect to the express representations and warranties set forth in Article 4. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to any business or financial projection, guidance or forecast relating to the Company, whether or not included in the Dataroom or any management presentation.

(c) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article 5 (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTERS), Section 9.12 OR IN ANY CERTIFICATE DELIVERED BY PARENT OR MERGER SUB PURSUANT TO THIS AGREEMENT, NONE OF PARENT, MERGER SUB, GUARANTOR OR ANY OTHER PERSON MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO THE COMPANY OR ANY OTHER PERSON.

Section 5.9 Certain Arrangements. As of the date hereof, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, formal or informal, and whether or not binding, between Parent or Merger Sub or any of their Affiliates, on the one hand, and any beneficial owner of five percent (5%) or more of the outstanding Shares or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the Transactions or to the operations of the Surviving Corporation after the Effective Time.

Section 5.10 Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Shares or other securities convertible into, exchangeable for or exercisable for Shares, and none of Parent, Merger Sub or any of their respective Subsidiaries has any rights to acquire, directly or indirectly, any Shares, except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 5.11 Financing; Sufficient Funds.

(a) Parent has delivered to the Company a true, correct and complete copy of the executed debt commitment letters, dated as of the date hereof, from the Debt Financing Sources party thereto, together with true, correct and complete copies of any related executed fee letters (any such letter, a “Fee Letter”) (provided, that, the economic, financial or commercially sensitive provisions (none of which adversely affects availability, timing, conditionality, enforceability, termination or (other than any “flex” provisions) the aggregate principal amount of such financing) may be redacted in a customary manner from such true, correct and complete copies) (collectively, including all exhibits, schedules, annexes thereto and amendments, supplements, and modifications thereto permitted by the terms and conditions of this Agreement, the “Debt Commitment Letters”), pursuant to which, and subject only to the terms and conditions expressly set forth therein, the Debt Financing Sources party thereto have committed to lend the aggregate amount of debt financing set forth therein to Parent and indirectly Merger Sub for the purpose of funding the Transactions (together with any Alternative Financing pursuant to Section 6.16(a), the “Debt Financing”).

(b) As of the date hereof, (i) the Debt Commitment Letters are in full force and effect, (ii) the Debt Commitments Letters have not been restated, modified, amended or supplemented in any respect or waived and, to the Knowledge of Parent, no such restatement, modification, amendment, supplement or waiver is contemplated, and (iii) to the Knowledge of Parent, the respective obligations and commitments contained in the Debt Commitment Letters have not been withdrawn, reduced, rescinded, amended, restated, otherwise modified or repudiated in any respect or terminated. The Debt Commitment Letters in the forms so delivered, constitute legal, valid and binding obligations of Parent and (to the Knowledge of Parent) the other parties thereto and are enforceable in accordance with their respective terms against Parent and (to the Knowledge of Parent) against each of the other parties thereto, subject to the Enforceability Exceptions, the time barring of claims under applicable Laws, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void and defenses of set off or counterclaim. Except for the Fee Letters and the Debt Commitment Letters, there are no engagement letters, side letters or other Contracts to which Parent, any Affiliate thereof or Merger Sub is a party relating to the Debt Financing and that contain any terms that adversely affect availability, timing, conditionality, enforceability, termination or the aggregate principal amount of the Debt Financing. As of the date hereof, assuming the accuracy in all material respects of the representations and warranties set forth in Article 4 and the satisfaction of the conditions in Section 7.1 and 7.3 no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a default under or breach on the part of Parent, or (to the Knowledge of Parent) any other party to the Debt Commitment Letters, under the Debt Commitment Letters, (ii) constitute or result in a failure by Parent or (to the Knowledge of Parent) any other party to the Debt Commitment Letters to satisfy (or any delay in satisfaction of) any condition or other contingency to the full funding of the Debt Financing under the Debt Commitment Letters or (iii) otherwise result in any portion of the Debt Financing being unavailable on a timely basis, and in any event, not later than the Closing. As of the date hereof, assuming the conditions set forth in Section 7.1 and 7.3 will be satisfied, Parent has no reason to believe that it will be unable to satisfy on a timely basis, and in any event, not later than the Closing, any condition to the Debt Commitment Letters required to be satisfied by it so that the full amounts committed pursuant to the Debt Commitment Letters will be available at the Closing. Parent has fully paid, or caused to be fully paid, any and all commitment fees or other fees or deposits required by the Debt Commitment Letters or the Debt Financing, in each case, to be paid by it on or before the date of this Agreement. The aggregate proceeds from the Debt Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including any original issue discount flex) provided for under the Debt Commitment Letters) when funded in accordance with the Debt Commitment Letters, together with cash on hand of and other sources available to Parent, will be sufficient to (i) fund all of the amounts required to be provided by Parent or Merger Sub for the consummation of the Transactions, (ii) perform all of Parent’s and Merger Sub’s payment obligations under this Agreement, including the payment of the aggregate Merger Consideration, all amounts in respect of the repayment, redemption and/or refinancing of any outstanding Indebtedness of the Company required in connection with the Transactions or the Debt Commitment Letters and all amounts payable pursuant to Section 6.17(d) and (iii) fund the payment of all associated costs and expenses of Parent and Merger Sub (including any fees (including original issue discount), premiums and expenses related to the Transactions, including the Debt Financing) (collectively, the “Funding Obligations” and such sufficient proceeds, the “Funds”). As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full net proceeds (or any portion) of the Debt Financing at or prior to the Closing, other than as expressly set forth in the Debt Commitment Letters as in effect on the date hereof. Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub acknowledge and agree that their respective obligations hereunder are not conditioned in any manner whatsoever upon obtaining the Funds to satisfy the Funding Obligations.

Section 5.12 Solvency. Assuming (i) the satisfaction or waiver of the condition to Parent’s and Merger Sub’s obligations to consummate the Merger set forth in Section 7.1 and Section 7.3, (ii) the accuracy of the representations and warranties set forth in Article 4, subject to the terms and limitations set forth therein, (iii) that the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC prior to the date hereof present fairly in all material respects the financial condition of the Company as at the end of the periods covered thereby and the results of operations of the Company for the periods covered thereby and (iv) the compliance and performance by the Company of its obligations hereunder in all material respects, then immediately after giving effect to the consummation of the Transactions (including payment of all Funding Obligations), Parent and its Subsidiaries, on a consolidated basis, will be Solvent.

ARTICLE 6

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business of the Company.

(a) From and after the date hereof and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), except (i) as may be required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of Nasdaq, (ii) as may be agreed in writing in advance by Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as may be required or expressly permitted by this Agreement, (iv) as set forth in Section 6.1 of the Company Disclosure Letter or (v) for any action reasonably taken, or reasonably omitted to be taken, pursuant to any COVID-19 Measures, as otherwise necessary or appropriate to protect the health and safety of employees or others having business dealings with the Company, or in response to any Emergency (in each case of this clause (v), subject to good faith consultation with Parent to the extent reasonably practical under the circumstances), the Company shall use its reasonable best efforts to (A) conduct its business in all material respects in the ordinary course of business, (B) maintain material business relationships, (C) preserve intact its business organization, material assets, properties and Governmental Authorizations, (D) keep available the services of its key employees and (E) maintain its insurance coverage with regard to any material assets or properties; provided, that this sentence shall in no event prohibit allowing any Contracts of the Company with employees, service providers, suppliers, customers, distributors, and other Persons having business relationships with the Company to expire in accordance with their terms; provided, further, that no action by the Company with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 6.1(b).

(b) From and after the date hereof and prior to the earlier of the Effective Time and the Termination Date, and except (v) as may be required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of Nasdaq, (w) as may be agreed in writing in advance by Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (x) as may be required or expressly permitted by this Agreement, (y) as set forth in Section 6.1(b) of the Company Disclosure Letter, or (z) for any action reasonably taken, or reasonably omitted to be taken, pursuant to any COVID-19 Measures, as otherwise necessary or appropriate to protect the health and safety of employees or others having business dealings with the Company, or in response to any Emergency (in each case of this clause (z), subject to good faith consultation with Parent to the extent reasonably practical under the circumstances), the Company shall not:

(i) declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company), except for the authorization and payment by the Company of its regular quarterly dividend in cash not to exceed $0.02 per share of Common Stock per quarter, consistent with past practice, and with record and payment dates consistent with past practice of the Company during the prior 12 months;

(ii) (a) split, combine, subdivide, exchange, reverse split or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (b) form or acquire any Subsidiary;

(iii) except as required by Company Employee Plans as in existence as of the date hereof and that are listed on Section 4.16(d) of the Company Disclosure Letter, (A) increase the compensation, severance, termination pay or other benefits payable or provided to any current or former employee, officer, director or individual independent contractor of the Company, it being understood that the cost of compensation and benefits of a new hire permitted under Section 6.1(b)(iii)(G) shall not constitute an increase in compensation or benefits in the year of hire, unless there is an increase of compensation and benefits above the initial new hire package for a similarly situated employee in the year of hire, (B) enter into or expand the coverage of any change of control, severance, deferred compensation, retention agreement or plan, (C) materially amend, adopt, establish, agree to establish, enter into, terminate or modify any funding arrangement with respect to, any Company Employee Plan or any plan, practice, program, agreement, contract, policy or arrangement that would have been a Company Employee Plan if it had been in existence on the date of this Agreement, (D) take any action to waive or amend any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Employee Plan, (E) make any contributions or payments to any trust or other funding vehicle with respect to any Company Employee Plan, (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or change the manner in which such contributions are determined, except as may be required by GAAP, (G) terminate the employment (other than for cause) or hire or promote any employee, officer or director whose annual base compensation is in excess of $200,000 per year, (H) effectuate a “plant closing,” “mass layoff,” or similar action under the WARN Act, (I) issue, grant, or authorize the issuance or grant of, or accelerate or amend, any Company Equity Award or other equity or equity-based award or other incentive compensation to any current or former employee, officer, director, or individual independent contractor of the Company, or (J) enter into any Collective Bargaining Agreement;

(iv) enter into or make any loans or advances to any director, employee, officer or other individual service provider of the Company (other than loans or advances in the ordinary course of business or indemnification of attorneys’ fees and expenses or business expenses paid or advanced to or on behalf of directors, officers, employees or independent contractors) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, except as required by the terms of any Company Employee Plan;

(v) change its fiscal year or materially change any financial, actuarial, reserving or accounting methods, accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes or revalue any of its material assets, except as required by GAAP or SEC rule or regulations;

(vi) adopt any amendments to the Company’s certificate of incorporation or bylaws;

(vii) grant, issue, sell, pledge, dispose of or encumber, or authorize the grant, issuance, sale, pledge or disposition of, or the creation of any Lien on, any shares of capital stock or other securities or ownership interests in the Company or any securities convertible into, exercisable for or exchangeable for any such shares, securities or ownership interests, or take any action to cause to be vested any otherwise unvested Company Equity Award (except as otherwise required by the terms of this Agreement or the express terms of any such Company Equity Award outstanding as of the date of this Agreement), other than (A) issuances of Shares in respect of any exercise of or settlement of Company Equity Awards outstanding on the date hereof or granted in accordance with this Section 6.1(b) or Section 6.1(b) of the Company Disclosure Letter or (B) any Permitted Lien;

(viii) directly or indirectly purchase, redeem or otherwise acquire any shares of capital stock, securities or ownership interests in the Company or any rights, warrants or options to acquire any such shares, securities or ownership interests, other than the acquisition of Shares from a holder of a Company Equity Award in satisfaction of withholding obligations or the payment of exercise price;

(ix) (A) incur, assume or guarantee, any Indebtedness, except for (i) Indebtedness incurred pursuant to the Company Credit Facility (or any Subject Refinancing Indebtedness in respect thereof) provided that the aggregate principal amount outstanding at any time does not exceed $50,000,000, (ii) leases of equipment in the ordinary course of business not to exceed payments by the Company in excess of $1,000,000 over the life of such lease, and (iii) Indebtedness for borrowed money incurred on or after February 9, 2025 in order to refinance the Company Credit Facility in an aggregate principal amount not to exceed the principal amount of the Company Credit Facility so refinanced (any such Indebtedness, the “Subject Refinancing Indebtedness”); provided, that (u) such Subject Refinancing Indebtedness has a stated maturity date that is later than that of the Company Credit Facility, (v) such Subject Refinancing Indebtedness shall be on customary, market terms, in consultation with Parent, (w) such Subject Refinancing Indebtedness shall consist only of bank revolving credit facilities and shall not consist of debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), (x) such Subject Refinancing Indebtedness shall be prepayable at any time (subject to customary notice requirements) without premium or penalty (other than customary reference rate breakage), (y) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or to be consummated in connection herewith shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under or any loss of a material benefit of the Company under, or result in the creation of any lien, mortgage, security interest or encumbrance securing such Subject Refinancing Indebtedness, or could require the preparation or delivery of separate financial statements of the Company following the Closing and (z) immediately upon the incurrence by the Company of any Subject Refinancing Indebtedness, the Company shall notify Parent thereof and shall provide Parent copies of all definitive documentation related thereto, or (B) amend, modify or supplement the Company Credit Facility, except for a refinancing thereof as permitted by clause (iii) above;

(x) acquire (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction), or make any investment in, any Entity, business, business line or material amount of assets other than (A) acquisitions pursuant to Contracts in effect on the date hereof and set forth on Section 6.1(b)(x) of the Company Disclosure Letter, (B) acquisitions of supplies, equipment or inventory in the ordinary course of business, or (C) capital expenditures permitted by Section 6.1(b)(xiii);

(xi) sell, lease, license, transfer, exchange or swap, or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of any of its material properties or assets, including material Company IP, other than (x) non-exclusive licenses of Company IP, and dispositions of inventory or obsolete assets in each case, in the ordinary course of business, (y) pursuant to Contracts in effect on the date hereof and set forth on Section 6.1(b)(xi) of the Company Disclosure Letter, or (z) subject to Section 6.8, as may be required by any Governmental Entity in order to permit or facilitate the consummation of the Transactions;

(xii) enter into, modify, amend, cancel or terminate (other than expiration in accordance with their terms), waive any material rights under or release or assign any material rights or claims under any Material Contract or any Contract of the Company that would be a Material Contract if in existence as of the date of this Agreement or after giving effect to such amendment, other than in the ordinary course of business (except for (A) those Contracts that would constitute Material Contracts pursuant Section 4.11(a)(i)(A), Section 4.11(a)(v), Section 4.11(a)(vi) and Section 4.11(a)(xi) and (B) entering into a Material Contract with a term of greater than one year or amending or modifying an existing Material Contract to extend its term by more than one year);

(xiii) make or authorize any payment of, accrual or commitment for, any capital expenditures, except (x) as contemplated by and in accordance with the Capex Budget, (y) for capital expenditures not to exceed $5,000,000 individually or $10,000,000 in the aggregate and (z) for reasonable expenditures made in response to an Emergency (provided, in the case of this clause (z), the Company has provided prior notice to and reasonably consulted with Parent to the extent practicable under the circumstances);

(xiv) settle, pay, discharge or satisfy any pending or threatened Action or Legal Proceeding, other than (x) any Action or Legal Proceeding relating to Taxes or (y) any Action the settlement payment, discharge or satisfaction of which does not result in the imposition of equitable or other non-monetary relief on, or the admission of wrongdoing by, the Company, or relate to any actual or potential violation of any criminal Law and results solely in an obligation involving the payment of moneys by the Company (net of monetary obligations funded by an indemnity obligation to, or an insurance policy of, the Company) of not more than $1,000,000 individually or $5,000,000 in the aggregate; provided, that the settlement, release, waiver or compromise of any Action, Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions shall be subject to Section 6.12 rather than this Section 6.1(b);

(xv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger (other than the Merger), consolidation, restructuring, recapitalization or other reorganization of the Company;

(xvi) (A) adopt, change or revoke any material method of Tax accounting, (B) change any annual Tax accounting period, (C) make (other than in the ordinary course of business and consistent with past practice of the Company), change or revoke any material Tax election, (D) file any material Tax Return reflecting any position, election or method, in each case, in a manner that is inconsistent with the corresponding position taken, election made or method used, if any, in preparing or filing Tax Returns with respect to prior periods; (E) settle or otherwise compromise any Tax Proceeding for an amount materially in excess of amounts reserved therefor (if any) in accordance with GAAP in the financial statements contained in the Company SEC Reports; (F) enter into, cancel or modify any closing agreement with a Governmental Entity with respect to Taxes or Tax Returns; (G) request any ruling from a Governmental Entity with respect to Taxes or Tax Returns; (H) extend or waive the period of assessment or collection for any material Taxes (in each case other than (i) extensions or waivers in connection with routine Tax Return filings which extensions or waivers have been consistently applied for and granted with respect to periods ending prior to the Closing, and (ii) extensions or waivers automatically granted under applicable Law); (I) enter into any Tax Sharing Agreement relating to any material Taxes; (J) surrender any right to claim any material Tax refund; or (K) file any materially amended Tax Return or otherwise amend any material Tax Return; or

(xvii) agree, in writing or otherwise, to take any of the foregoing actions.

(c) Notwithstanding anything to the contrary in Section 9.6, with respect to any request by the Company for the consent of Parent to any action that would otherwise be prohibited by this Section 6.1, the Company shall send to the Parent Representatives listed on Section 6.1 of the Parent Disclosure Letter a request for written consent via email (to the email addresses set forth on Section 6.1 of the Parent Disclosure Letter) that includes the reason for the request and identifies the subsections of this Section 6.1 with respect to which the Company is seeking Parent’s consent (such request, an “Approval Request”). Parent shall promptly review any Approval Request delivered pursuant to the foregoing sentence, and within ten (10) Business Days of receiving such Approval Request by email to the Company Representatives who sent the applicable Approval Request, either provide the Company with the requested consent or inform the Company of its rejection of the Approval Request.

Section 6.2 Control of Operations. Nothing contained in this Agreement shall give Parent, Guarantor or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.3 Access.

(a) Subject to compliance with applicable Laws, the Company shall afford to Parent and to its Representatives reasonable access during normal business hours, upon reasonable advance notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s employees, officers, properties, Contracts, books and records, other than any such matters that relate to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or that relate to any Alternative Proposal or Superior Proposal, in each case, solely for purposes of consummating the Merger (including for integration planning) (but without limiting the Company’s obligations under Section 6.5 in respect of an Alternative Proposal or Superior Proposal). The foregoing notwithstanding, the Company shall not be required to afford such access (i) if such access would, in the Company’s good-faith discretion, (x) unreasonably disrupt the operations of the Company, (y) jeopardize the health and safety of any officer or employee of the Company, or any attorney-client, work product or other legal privilege or trade secret protection or (z) contravene any applicable Law, fiduciary duty or Contract entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company is a party); provided, that, at Parent’s written request, the Company shall use its reasonable best efforts to (A) make appropriate and mutually agreeable substitute arrangements under circumstances in which any of the foregoing restrictions apply to allow access in a manner that does not result in such effect (including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided) or (B) obtain waivers of any such restrictions; or (ii) to such information that relates to the minutes of the meetings of the Company Board or its committees where the Company Board or any applicable committee discussed the Transactions or any similar transaction between the Company and any other Person (including any presentations or other materials prepared by or for the Company Board, whether in connection with a specific meeting, or otherwise relating to such subject matter). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure pursuant to this Section 6.3 to the extent such access or information is reasonably pertinent to any Action or Legal Proceeding where the Company or any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their respective Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties, and any such access will be subject to the Company’s reasonable security measures and insurance requirements. Notwithstanding anything to the contrary contained in this Section 6.3(a), any document, correspondence or information or other access provided pursuant to this Section 6.3(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company and the Merger or other confidential or competitively sensitive information. To the extent that the Company reasonably determines doing so may be required for the purpose of complying with applicable Antitrust Laws or the Specified Laws, information disclosed pursuant to this Section 6.3 may be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth above to provide access to employees, officers, properties, Contracts, books and records and any other documents and information by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including any COVID-19 Measures). Notwithstanding anything to the contrary contained in this Section 6.3(a), in no event shall the work papers of the Company’s independent accountants and auditors be accessible to Parent or any of its Representatives unless and until such accountants and auditors have provided a consent related thereto in form and substance reasonably acceptable to such auditors or independent accountants; provided, that the Company shall use its reasonable best efforts to assist Parent or any of its Representatives in obtaining such consent at the request of Parent. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to collect or analyze any environmental samples or to perform any intrusive, invasive or destructive testing, study or assessment (including, without limitation, soil borings, water samplings, Phase II environmental testing or other environmental sampling or analysis) with respect to any property of the Company without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion.

(b) Parent agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be Evaluation Information and/or Transaction Information, as applicable, as such terms are used in, and shall be treated in accordance with, the confidentiality agreement, dated as of January 9, 2024, between the Company and Parent (the “Confidentiality Agreement”), which, notwithstanding anything to the contrary set forth therein, shall continue in full force and effect until the Closing Date (in accordance with its terms); provided, that the Company shall be deemed to have consented under the Confidentiality Agreement for Parent to, after the date of this Agreement, include any Debt Financing Sources as Parent’s Representative (as defined the Confidentiality Agreement) that Parent determines necessary or desirable in connection with the financing of the Transactions. The Company and Parent hereby agree, in accordance with Section 13(b) of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended to provide that the term of the Confidentiality Agreement (as set forth in Section 13(d) of the Confidentiality Agreement) is extended until the earlier of (x) the Closing and (y) the later of January 9, 2025 and one year after the termination of this Agreement. If for any reason this Agreement is terminated prior to the

Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms (as modified by the immediately preceding sentence). Notwithstanding anything herein to the contrary, the Parties hereby agree and acknowledge that the standstill and similar restrictions in the Confidentiality Agreement shall not apply upon the execution and delivery of this Agreement to the extent required to permit any action contemplated hereby and in accordance herewith and solely until any valid termination of this Agreement in accordance with its terms.

Section 6.4 Go-Shop. Notwithstanding any provision in this Agreement to the contrary, during the period commencing on the date of this Agreement and continuing until 11:59 p.m. Central time on the thirty-fifth (35th) day following the date of this Agreement (such latter date, the “No-Shop Period Start Date” and such period of time, the “Go-Shop Period”), the Company and its Representatives shall have the right to (and may without restriction hereunder, but subject to the conditions set forth in this Agreement), directly or indirectly:

(a) solicit, initiate, induce, propose, facilitate or encourage any Alternative Proposals or any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Proposal;

(b) subject to the prior entry into an Acceptable Confidentiality Agreement, furnish to any third party or its Representatives any non-public information relating to the Company and afford to such third party or its Representatives access to non-public information related to the business, properties, personnel, assets, books, records and other non-public information of the Company, in each such case with the intent to solicit, initiate, induce, propose, facilitate or encourage any Alternative Proposal or any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Proposal; provided, that the Company shall promptly (and in any event within twenty-four (24) hours) provide to Parent and its Representatives, or provide Parent and its Representatives access to, any such non-public information concerning the Company that is provided to any such third party or its Representatives that was not previously provided or made available to Parent or its Representatives; and

(c) otherwise cooperate with or assist with or facilitate any Alternative Proposal or any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Proposal, including that the Company may grant a waiver under any “standstill provision” or similar obligation of any third party with respect to the Company to allow such third party to submit or amend an Alternative Proposal on a confidential basis to the Company Board (or any committee thereof).

Section 6.5 No Solicitation.

(a) Except as expressly permitted by the provisions of this Section 6.5, during the period commencing on (i)(x) with respect to any third party who is an Excluded Party as of the No-Shop Period Start Date, the earlier of the date on which such third party is no longer an Excluded Party and fifteen days after the No-Shop Period Start Date or (y) with respect to any other third party, the No-Shop Period Start Date, and (ii) continuing until the earlier of the Effective Time and the Termination Date, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, (x) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) in connection with any Alternative Proposal or any other proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in, an Alternative Proposal, (y) terminate access to the Dataroom by any Person (other than (A) Parent, Merger Sub and their Representatives and (B) the Company and its Representatives) and (z) promptly request that each Person that has executed a confidentiality agreement within the twelve (12) month period immediately preceding the No-Shop Period Start Date in connection with such Person’s consideration of any Alternative Proposal (other than Parent, Merger Sub and their Representatives) return or destroy all confidential information regarding the Company.

(b) Other than with respect to a third party who is an Excluded Party on the No-Shop Period Start Date (and only until the earlier of such time as such Excluded Party is no longer an Excluded Party and fifteen days after the No-Shop Period Start Date, at which time the provisions of this Section 6.5(b) shall become applicable), subject to the terms of this Section 6.5(b), during the period commencing on the No-Shop Period Start Date and continuing until the earlier of the Effective Time and the Termination Date, the Company agrees that it shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate, induce, propose, knowingly facilitate or knowingly encourage the making or submission of, any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, any Alternative Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions regarding any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Proposal or furnish any non-public information regarding the Company or provide access to its properties to any Person (other than Parent, Merger Sub and their Representatives) relating to any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Proposal (except, in each case, to notify such Person that the provisions of this Section 6.5 prohibit any such discussions or negotiations), (iii) take any action to exempt any Person from the restrictions on “business combinations” contained in Section 203 the DGCL or any other applicable state takeover statute or otherwise cause such restrictions not to apply to such Person, (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract (excluding any Acceptable Confidentiality Agreement), in each case constituting or related to any Alternative Proposal (each, an “Alternative Acquisition Agreement”), or (v) publicly announce any intention to do any of the foregoing.

(c) Notwithstanding anything to the contrary herein, during the period commencing on the No-Shop Period Start Date until the earlier of the Effective Time and the Termination Date the Company (i) shall not modify, amend or terminate, or waive, release, or assign any standstill provisions or similar agreements with any Person and (ii) shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements; provided, that if the Company Board determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision or similar agreement would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may waive such standstill or similar agreement solely to the extent necessary to allow for an Alternative Proposal that has not been solicited in breach of Section 6.5(b) to be made to the Company Board in a confidential manner so long as the Company promptly notifies Parent thereof concurrently with granting any such waiver and the Company complies with Section 6.5(d). For the avoidance of doubt, the receipt of an unsolicited proposal, offer, inquiry or request received pursuant to any standstill, confidentiality or other similar agreement that permits the submission of private or confidential proposals to the Company Board shall not, by itself, violate, or be deemed to be in violation of, the preceding sentence. Without limiting the foregoing, it is understood that any breach of the restrictions contained in this Section 6.5 by any of the Company’s Representatives shall be deemed to be a breach of this Section 6.5 by the Company.

(d) The Company shall promptly (and in any event within twenty four (24) hours), including during the period prior to the No Shop Period Start Date, notify Parent of the receipt by the Company or its Representatives of any proposal, offer, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Proposal, which notice shall include a summary of the material terms and conditions of (and the identity of the Person making) such proposal, offer, inquiry or request and shall include with such notice copies of such proposal, offer, inquiry or request and copies of any other documents, in each case, evidencing or specifying the material terms and conditions of such proposal, offer, inquiry or request, in each case, to the extent provided in writing and (ii) thereafter keep Parent reasonably informed on a prompt (and, in any event within twenty-four (24) hours) basis of any material developments with respect to, or any material change to the terms of, any such Alternative Proposal, including by providing copies of any additional draft agreements relating to, or written proposals containing any material term of, any such Alternative Proposal received by the Company or any of its Representatives.

(e) Notwithstanding anything in this Section 6.5 to the contrary and without limiting any provisions of Section 6.4, if, at any time following the date hereof and prior to the receipt of the Required Company Stockholder Vote, the Company receives a bona fide written Alternative Proposal, which Alternative Proposal did not result from a material breach of this Section 6.5, and the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that (x) such Alternative Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, and (y) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may take the following actions: (i) furnish information, including material non-public information, to any Person making such Alternative Proposal, as well as its Representatives and potential financing sources, if, and only if, prior to so furnishing such information, the third party has executed an Acceptable Confidentiality Agreement (provided, that the Company shall, prior to or concurrently with such disclosure, make available to Parent any non-public information that is made available to such Person to the extent not previously provided to Parent or its Representatives), and (ii) engage in discussions or negotiations with any Person (as well as its Representatives) with respect to the Alternative Proposal.

(f) Except as set forth in this Section 6.5, the Company Board or any committee thereof shall not (i) withhold, withdraw or qualify (or modify or amend in any manner adverse to Parent or Merger Sub), or propose publicly to withhold, withdraw or qualify (or modify or amend in any manner adverse to Parent or Merger Sub), the Recommendation, (ii) approve, recommend, adopt, authorize or declare advisable, or publicly propose to approve, recommend, adopt, authorize or declare advisable, any Alternative Proposal, (iii) fail to include the Recommendation in the Proxy Statement, (iv) fail to publish, send or provide to the holders of Shares, pursuant to Rule 14e-2(a) under the Exchange Act a statement recommending against any Alternative Proposal that is a tender or exchange offer and publicly reaffirm the Recommendation within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer or fail to maintain such Recommendation against such offer at any time before such offer has expired or been withdrawn, (v) if an Alternative Proposal (other than an Alternative Proposal that is a tender or exchange offer) or any material modification thereof shall have been publicly announced or disclosed, fail to recommend against such Alternative Proposal or material modification thereof or fail to reaffirm the Recommendation within ten (10) Business Days after Parent so requests in writing (or, if earlier, at least two (2) Business Days prior to the Company Stockholders’ Meeting) (it being understood that the Company will have no obligation to make such reaffirmation more than once per Alternative Proposal and each material modification thereof) or (vi) resolve to effect or publicly announce an intention to effect any of the foregoing (any such action described in the foregoing clauses (i) through (vi), a “Change of Recommendation”). Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Required Company Stockholder Vote, the Company Board may, in response to an Alternative Proposal received by the Company after the date of this Agreement that has not been subsequently withdrawn, which Alternative Proposal did not result from a material breach of this Section 6.5, and with respect to which the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, (1) such Alternative Proposal constitutes a Superior Proposal and (2) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, (x) make a Change of Recommendation with respect to such Superior Proposal and/or (y) cause the Company to terminate this Agreement pursuant to Section 8.1(g)(i); provided, that the Company Board shall not be entitled to make such a Change of Recommendation or cause such termination of this Agreement pursuant to Section 8.1(g)(i) unless, in each case, (A) the Company shall have given Parent at least four (4) Business Days prior written notice (a “Superior Proposal Notice”) advising Parent of its intention to make such a Change of Recommendation or terminate this Agreement, which Superior Proposal Notice shall include a description of the material terms and conditions of the Superior Proposal and the other information specified in Section 6.5(d), (B) during such four (4) Business Day period, if requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives (to the extent Parent so desires to negotiate) to consider amendments to the terms and conditions of this Agreement in such a manner so that such Alternative Proposal would cease to constitute a Superior Proposal and (C) at the end of such four (4) Business Day period, after taking into account any irrevocable commitments or binding proposals made by Parent to the Company in writing to amend the terms of this Agreement during such four (4) Business Day period, the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that (I) the Alternative Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal and (II) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that in the event of any material modification of the financial terms or any other material modifications to the terms of such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 6.5(f) with respect to such new written notice, except that the notice period under clause (A) shall be three (3) Business Days. For the avoidance of doubt, the delivery of a Superior Proposal Notice, in and of itself, will not constitute a Change of Recommendation or violate this Section 6.5.

(g) Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Required Company Stockholder Vote, the Company Board may, in response to an Intervening Event that is continuing, make a Change of Recommendation if the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure of the Company Board to make a Change of Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, that the Company Board shall not be entitled to make such a Change of Recommendation unless (i) the Company shall have given Parent at least four (4) Business Days’ prior written notice (an “Intervening Event Notice”) advising Parent of its intention to make such a Change of Recommendation, which Intervening Event Notice shall include a description of the applicable Intervening Event, (ii) to the extent requested by Parent during such four (4) Business Day period, the Company and its Representatives shall have engaged in good faith negotiations with Parent and its Representatives (to the extent Parent so desires to negotiate) to consider amendments to the terms and conditions of this Agreement in such a manner that would permit the Company Board, consistent with the directors’ fiduciary duties, not to make such Change of Recommendation and (iii) at the end of such four (4) Business Day period, after taking into account any irrevocable commitments or binding proposals made by Parent to the Company in writing to amend the terms of this Agreement during such four (4) Business Day period, the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure of the Company Board to make such Change of Recommendation would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any such determination in and of itself shall not be deemed a Change of Recommendation); provided, that in the event of any material change to such Intervening Event, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 6.5(g) with respect to such new written notice, except that the notice period under clause (i) shall be three (3) Business Days. For the avoidance of doubt, the delivery of an Intervening Event Notice, in and of itself, will not constitute a Change of Recommendation or violate this Section 6.5.

(h) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) complying with its disclosure obligations under applicable Law or Nasdaq rules and regulations, including taking or disclosing to its stockholders a position contemplated by Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (and no communication that consists solely of a “stop, look and listen” statement, in and of itself, will be considered a Change of Recommendation) or (ii) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that such disclosure is required by applicable Law; provided that no disclosure or communication will be permitted pursuant to the foregoing sentence that constitutes a Change of Recommendation or shall require the giving of a Superior Proposal Notice or an Intervening Event Notice except in accordance with Section 6.5(f) or Section 6.5(g). It is understood and agreed that, for purposes of this Agreement, a public statement by the Company or the Company Board that describes the receipt of an Alternative Proposal, the identity of the Person making such Alternative Proposal, the material terms of such Alternative Proposal and the operation of this Agreement with respect thereto (that does not otherwise indicate or suggest that such Alternative Proposal constitutes a Superior Proposal) will not be deemed to be (A) a withholding, withdrawal, modification or proposal by the Company Board to withhold, withdraw, or modify, the Recommendation; (B) an approval, recommendation or declaration of advisability with respect to such Alternative Proposal; or (C) a Change of Recommendation.

(i) Notwithstanding anything to the contrary contained herein, the Company shall not enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement) unless this Agreement has been terminated in accordance with its terms (including the payment of the Company Termination Fee, if and as applicable, pursuant to Section 8.3(a)). The Company shall not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 6.5, and the Company represents that it is not a party to any such agreement.

(j) If the Company provides a Superior Proposal Notice or Intervening Event Notice to Parent on a date that is less than five (5) Business Days before the Company Stockholders’ Meeting, the Company shall, if requested by Parent acting reasonably, postpone the Company Stockholders’ Meeting to a date determined by Parent that is not more than ten (10) Business Days after the scheduled date of the Company Stockholders’ Meeting but in any event the Company Stockholders’ Meeting shall not be postponed to a date which would prevent the Effective Time from occurring on or prior to the End Date.

(k) “Alternative Proposal” means any inquiry, proposal or offer made by any Person (other than Parent, Merger Sub or any of their respective Affiliates) relating to or concerning (i) the direct or indirect acquisition by any Person of (A) twenty percent (20%) or more of the assets of the Company, or (B) assets of the Company to which twenty percent (20%) or more of the revenues or earnings of the Company are attributable for the most recent fiscal year for which the audited financial statements are then available (other than, in each case, sales of inventory, leases and nonexclusive licenses in the ordinary course of business) or (ii) the direct or indirect acquisition by any Person (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction), or a tender offer or exchange offer that if consummated would result in any Person beneficially owning, twenty percent (20%) or more of the total voting power of the equity securities of the Company (or any direct or indirect parent company thereof), immediately following such transaction, in each of the foregoing clauses (i) and (ii), whether in a single or series of related transactions.

(l) “Superior Proposal” means a bona fide written Alternative Proposal substituting in the definition thereof “fifty percent (50%)” for “twenty percent (20%)” in each place it appears, made after the date hereof that the Company Board determines in good faith, after consultation with the Company’s outside financial and legal advisors, and considering such factors as the Company Board considers to be relevant (including the conditionality, timing and likelihood of consummation of such proposal, as well as, to the extent third party financing is contemplated, the nature of such financing and any commitments with respect thereto, and whether such proposal is reasonably capable of being satisfied in accordance with its terms (if accepted)) to be more favorable from a financial point of view to the Company’s stockholders than the Transactions (including any binding commitments made by Parent to the Company in writing to amend the terms of this Agreement during the periods contemplated by Section 6.5(f)).

(m) “Intervening Event” means any event, change, occurrence, development, condition, effect or state of facts or circumstances that (i) is material to the Company, (ii) was unknown to, and not reasonably foreseeable by, the Company Board as of the date of this Agreement, or if known and reasonably foreseeable to the Company Board as of the date of this Agreement, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement, and (iii) does not involve or relate to (A) an Alternative Proposal, (B) any changes in the pricing or availability of copper or aluminum, or (C) the fact that the Company exceeds any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or exceed any internal or published projections, budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations, in and of itself, or any change in the price or trading volume of the Shares or the credit rating of the Company (provided, that, for purposes of clause (C), the matters giving rise to or contributing to such events may be deemed to constitute, or be taken into account in determining whether there has been, an Intervening Event).

Section 6.6 Filings; Other Actions.

(a) As promptly as reasonably practicable after the date hereof (but in any event within thirty (30) days after the date hereof), the Company shall prepare and file with the SEC the preliminary Proxy Statement, which shall, subject to Section 6.5, include the Recommendation, and shall use reasonable best efforts to respond to any comments by the staff of the SEC in respect of the preliminary Proxy Statement as promptly as reasonably practicable after the receipt thereof, and shall cause the commencement of the mailing of the definitive Proxy Statement to the Company’s stockholders as promptly as practicable following the time the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders (and in any event within three (3) Business Days after such time); provided, that notwithstanding anything to the contrary in the foregoing, in no event shall the definitive Proxy Statement be required to be filed with the SEC or mailed to the Company’s stockholders prior to the No-Shop Period Start Date. For purposes of the prior sentence, the Proxy Statement shall be deemed to be “cleared by the SEC” on (x) the date that is 10 calendar days (calculated in accordance with Rule 14a-6(a) promulgated under the Exchange Act) after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or (y) in the event that the SEC advises during such 10 calendar day period that it intends to review the Proxy Statement, the date on which the Company shall have been informed by the SEC staff that it has no further comments on the Proxy Statement. Parent and Merger Sub shall provide to the Company such information concerning themselves and their Affiliates as is customarily included in a proxy statement prepared in connection with a transaction of the type contemplated by this Agreement or as otherwise required by Law, requested by the SEC or the staff of the SEC. The Company will notify Parent promptly, and in any event, within twenty-four (24) hours, of the receipt of any comments or other communications, whether written or oral, that the Company or its Representatives may receive from time to time from the SEC or the staff of the SEC in connection with the Transactions and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information with respect to the Proxy Statement or the Transactions and the Company will supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Transactions. Subject to applicable Law, prior to filing or mailing the Proxy Statement (including the preliminary Proxy Statement) (or any amendment or supplement thereto) or responding to any written comments of the staff of the SEC with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and to propose comments on such document or response and the Company shall consider in good faith such comments reasonably proposed by Parent or its counsel for inclusion therein. If at any time prior to the Company Stockholders’ Meeting any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by a Party that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) Subject to the other provisions of this Agreement, the Company shall (i) take all action required by the Nasdaq and the SEC rules and as required by the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly (but in no event later than thirty-five (35) days following the commencement of the mailing of the Proxy Statement) for the purpose of obtaining (A) the Required Company Stockholder Vote and (B) if so desired and mutually agreed between the Company and Parent, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the Transactions (as it may be adjourned or postponed in accordance with this Agreement, the “Company Stockholders’ Meeting”); provided, that the foregoing obligations shall not be affected by a Change of Recommendation (it being understood and agreed that in the event of a Change of Recommendation, the Company shall have no obligation to solicit proxies to obtain the Required Company Stockholder Vote under the following clause (ii)), and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement (it being understood and agreed that the foregoing shall not require the Company Board to recommend in favor of the adoption of this Agreement, if a Change of Recommendation has been effected in accordance with Section 6.5). The Company shall consult with Parent regarding the record date of the Company Stockholders’ Meeting, prior to setting such date. Notwithstanding anything to the contrary in this Agreement, (x) the Company may adjourn, recess, or postpone, and at the request of Parent it shall adjourn, recess or postpone, the Company Stockholders’ Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or to obtain the Required Company Stockholder Vote (provided, that, unless agreed in writing by the Company and Parent, all such adjournments, recesses or postponements shall be for periods of no more than ten (10) Business Days each (not to exceed twenty (20) Business Days in the aggregate)) and (y) the Company may adjourn, recess, or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders’ Meeting. Except in the event that a Change of Recommendation has been effected in accordance with Section 6.5, the Company shall use its reasonable best efforts to provide Parent with periodic updates (including voting reports) concerning proxy solicitation results, as reasonably requested by Parent.

Section 6.7 Employee Matters.

(a) For a period of twelve (12) months following the Effective Time (or, if shorter, the applicable employee’s period of employment following the Closing Date), Parent shall provide, or shall cause to be provided, to each employee of the Company who is employed immediately prior to the Effective Time and who remains employed following the Effective Time (each, a “Company Employee,” and collectively, the “Company Employees”) (i) a base salary or wage rate (as applicable) and an annual target cash incentive opportunity (excluding, for the avoidance of doubt, severance, any change in control, retention or transaction bonus payments, and any equity or equity-based incentive opportunity or arrangement; but including the Company’s deferred bonus program) that, in each case, is no less favorable than that provided to the Company Employee immediately before the Effective Time and (ii) broad-based employee health, welfare, and retirement benefits (excluding any defined benefit retirement and retiree medical plans) that are substantially similar, in the aggregate, to those provided to similarly situated employees of Parent (provided that participation in the Company Employee Plans as provided to the Company Employees immediately before the Effective Time shall be deemed to satisfy this clause (ii), it being understood that the Company Employees may commence participating in the employee benefit plans of Parent on different dates following the Effective Time with respect to different plans). For the avoidance of doubt, Parent shall not be prohibited by this Section 6.7(a) from terminating the employment of any Company Employee following the Closing Date.

(b) If Company Employees participate in the employee benefit plans of the Surviving Corporation or its Subsidiaries after the Effective Time (the “New Plans”), for all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the New Plans, Parent shall use its reasonable best efforts to cause each Company Employee to be credited with his or her years of service with the Company and its predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under the analogous Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits, or for purposes of any pension plan or for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits. In addition, and without limiting the generality of the foregoing, if Company Employees participate in the New Plans, (i) Parent shall use its reasonable best efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use its reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Following the date hereof, the Parties shall cooperate and use good faith efforts as reasonably necessary for employee and compensation and benefits integration planning, including exchanging information and data relating to employees, organizational structure, compensation and employee benefits. Prior to the Closing, unless such communication is consistent in all material respects with a communication previously reviewed by Parent or previously publicly disclosed, Parent shall be provided the opportunity and a reasonable period of time to review and comment (with such review and comment not to be unreasonably withheld, conditioned, or delayed) on any broad-based or otherwise material employee notices or communication materials (including website postings) regarding the transactions contemplated by this Agreement from the Company to the employees of the Company, including broad-based or otherwise material notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or employment after the Closing prepared by the Company prior to their distribution, and the Company shall consider in good faith any reasonable comments promptly received from Parent.

(d) Parent acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Employee Plans will occur at or immediately prior to the Effective Time, as applicable.

(e) Without limiting the generality of Section 6.11, Section 9.9, or Section 6.17(d), the provisions of this Section 6.7 are solely for the benefit of the Parties, and nothing in this Agreement shall confer on any current or former officer, director, employee or other individual service provider or any other person any rights or remedies under any Company Employee Plan or any New Plan or other compensation or benefit plan, program or arrangements, including any right to employment or continued employment for any period or terms of employment or any right to continue in the employ or service of Parent or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any employee, officer, director or other individual service provider at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall create any third-party beneficiary rights in any Company Employee or other current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof) or be construed as an amendment or modification to, or establishment of, or limiting the ability to modify, terminate or amend, any Company Employee Plan or other compensation or benefit plan or arrangement for any purpose. The provisions of this Section 6.7 shall survive the consummation of the Merger.

Section 6.8 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use (and Parent shall cause its Subsidiaries to use) their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other Transactions as promptly as practicable and in any event prior to the End Date, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an Action or Legal Proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (other than Governmental Entities), (iii) the defending of any Actions, lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the Merger and the other Transactions, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Entity in connection with the foregoing vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, that in no event shall the Company be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for or triggered by the consummation of the Transactions under any Contract or otherwise unless requested by Parent in writing, in which such case, it shall pay such fee, penalty or other consideration so long as such payment is conditioned on the occurrence of the Closing.

(b) Subject to the terms and conditions in this Agreement and without limiting the foregoing, the Company and Parent shall (and Parent shall cause its Subsidiaries to) (x) promptly, but in no event later than ten (10) Business Days after the date hereof, file or cause to be filed any and all required notification and report forms under the HSR Act with respect to the Merger and the other Transactions; provided that there are no changes in the applicable regulations under the HSR Act between the date hereof and the date of filing pursuant to the HSR Act, in which instance the Company and Parent shall use reasonable best efforts to file or cause to be filed any and all required notification and report forms under the HSR Act as promptly as commercially practicable thereafter, and (y) file or cause to be filed any and all notifications with respect to the Merger and the other Transactions as may be requested by any Governmental Entity under the Specified Laws promptly, but in no event later than twenty (20) Business Days, after receiving such request from the applicable Governmental Entity. Subject to Section 6.8(c), the Company and Parent shall (and Parent shall cause its Subsidiaries to) use all reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act. Parent and the Company may not (i) commit to or agree with any Governmental Entity to voluntarily stay, toll or extend any applicable HSR Act waiting period or review period, (ii) enter into any timing agreement with any Governmental Entity, or (iii) pull and refile any filing under the HSR Act or any other applicable Antitrust Law or the Specified Laws, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

(c) In furtherance and not in limitation of the foregoing, Parent and the Company shall (and Parent shall cause its Subsidiaries to) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other Transactions, by taking all such further action as may be necessary to resolve such objections, and to avoid or eliminate each and every impediment, in each case, under the Specified Laws or any Antitrust Law that may be asserted by the United States Federal Trade Commission (“FTC”), the Antitrust Division of the United States Department of Justice (“DOJ,” and together with the FTC, the “U.S. Antitrust Agencies”), state antitrust enforcement authorities or any other Governmental Entity or Person with respect to the Merger and the other Transactions so as to enable the Closing to occur as promptly as practicable after the date hereof (and in any event no later than the End Date), including (i) supplying or causing to be supplied to any Governmental Entity as promptly as practicable any and all additional information or documentary material that may be requested, and certifying compliance with such request (as applicable), under any Law or by such Governmental Entity, (ii) terminating, transferring or creating relationships, contractual rights or other obligations of Parent (including its Subsidiaries) and the Company, and (iii) otherwise taking or committing to take any actions or agree to any undertakings that would limit Parent’s (including its Subsidiaries’, and the Surviving Corporation’s) freedom of action with respect to Parent’s (including its Subsidiaries’, and the Surviving Corporation’s) future operations with respect to, assets (whether tangible or intangible), businesses, divisions, personnel, operations, products or product lines or contractual or supply relationships of Parent (and its Subsidiaries, including the Surviving Corporation) or the Company, in each case so as to satisfy the conditions to the Closing or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Legal Proceeding that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the End Date (each such action in the foregoing clauses (ii) and (iii), individually or collectively, a “Remedial Action”). Notwithstanding anything in this Agreement to the contrary, (i) the Company shall not be (x) required to or become subject to, or consent or agree to or otherwise take any Remedial Action or Divestiture Action unless such action is applicable to the Company only from and after the Effective Time or (y) permitted to offer or agree to or effectuate any Remedial Action or Divestiture Action without the prior written consent of Parent; (ii) Parent (or any of its Subsidiaries) shall not be required to: (x) become subject to any Remedial Action if such Remedial Action would or would reasonably be expected to result in a material adverse effect on Parent and its Subsidiaries (including the Company) taken as a whole, after giving effect to the Transactions, provided, however, that for this purpose, Parent and its Subsidiaries (including the Company) taken as a whole shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of the Company as of the date of this Agreement, (y) become subject to, or consent or agree to or otherwise take any action with respect to any Remedial Action, unless such Remedial Action is binding on or otherwise applicable to Parent or its Subsidiaries only from and after the Effective Time, or (z) propose, commit to, effect, or execute, by consent decree, settlement, undertaking, stipulations, hold separate order, binding agreement with a third part(ies) or otherwise, the sale, divestiture, hold separate or disposition of any or all of the share capital or other equity voting interests, assets (whether tangible or intangible), businesses, divisions, operations, products or product lines of Parent (including its Subsidiaries) or of the Company (collectively, “Divestiture Action”); and (iii) if requested by Parent in writing, the Company shall agree to any Remedial Action or Divestiture Action so long as such action is conditioned on the occurrence of the Closing.

(d) The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other actions pursuant to this Section 6.8(d), and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications provided to or received by or on behalf of the Company or Parent, as the case may be, or any of Parent’s Subsidiaries, from any third party and/or any Governmental Entity with respect to the Transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other Party a reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, that materials may be redacted (i) to remove references concerning the valuation of the businesses of the Company, or proposals from third parties with respect thereto, (ii) as necessary to comply with contractual agreements and (iii) as necessary to address reasonable privilege or confidentiality concerns. The Parties, as they deem advisable and necessary, may designate any competitively sensitive material provided to the other under this Section 6.8(d) as “Outside Counsel Only Material,” and such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed to other Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel. Each of the Company, Parent and Merger Sub agrees not to participate in any meeting or discussion, either in Person, by videoconference, or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(e) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.8 and subject to Section 6.8(f), if any administrative or judicial action or proceeding, including any proceeding by a Governmental Entity or by a private party, is instituted (or threatened to be instituted) challenging, hindering, impeding, interfering with or delaying any Transactions, in each case, as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such Action or Legal Proceeding and to have vacated, lifted, reversed or overturned any Action, decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions.

(f) Subject to Section 6.8(d), Parent shall, upon reasonable consultation with the Company and in consideration of the Company’s views in good faith, be entitled to direct the defense of this Agreement and the Transactions before any Governmental Entity and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of discussions and negotiations with, Governmental Entities regarding any consent, approval, waiver, clearance, authorization or permission from a Governmental Entity.

(g) Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date or earlier termination of this Agreement in accordance with Article 8, each of Parent and the Company shall not, and Parent shall cause its Subsidiaries to not, acquire or agree to acquire any other Person or business or any material assets or properties of any other Person if such acquisition would reasonably be expected to materially impede, prevent or materially delay the Parties from obtaining the expiration or termination of the waiting period under the HSR Act or obtaining the Specified Regulatory Approvals, or to prevent or materially delay or materially impede the consummation of the Transactions.

Section 6.9 Takeover Statute. If any Takeover Statute may become, or may purport to be, applicable to this Agreement or the Transactions, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 6.10 Public Announcements. The Company, Parent and Merger Sub shall consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the Transactions and shall not issue any such press release or other public statement or comment without obtaining the other Parties’ prior written consent, except that, after having consulted with the other Parties in accordance with this Section 6.10, no such consent shall be required to the extent such press release or other public statement or comment is required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided, that the restrictions in this Section 6.10 shall not apply to (i) any communication regarding an Alternative Proposal or from and after a Change of Recommendation, in each case, with respect to the Company, to the extent permitted by Section 6.5 or (ii) any press release, filings with the SEC or other public statement or comment the contents of which are substantially consistent with prior public statements and other communications made by the Company, Parent or Merger Sub in compliance with this Agreement.

Section 6.11 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company (or employees of the Company to the extent serving as fiduciaries with respect to any Company Employee Plan) as provided in its certificate of incorporation or bylaws or in any indemnification agreements identified on Section 6.11 of the Company Disclosure Letter of the Company with any of its directors, officers or employees as in effect as of the date of this Agreement shall survive the Merger and shall continue at and after the Effective Time in full force and effect for a period of at least six (6) years after the Effective Time. For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s certificate of incorporation and bylaws as in effect as of the date of this Agreement or in any indemnification agreements identified on Section 6.11 of the Company Disclosure Letter of the Company with any of its current or former directors, officers or employees as in effect on the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company; provided, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action or resolution of such claim, even if beyond such six (6)-year period. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their respective terms, each of the covenants contained in this Section 6.11.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing or any related expenses) each current and former director, officer or employee of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of the Company (or employees of the Company to the extent serving as fiduciaries with respect to any Company Employee Plan), in each case, at or prior to the Effective Time (each, together with such Person’s heirs, executors or administrators, and successors and assigns, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by Law following receipt of a written undertaking by or on behalf of such Indemnified Party to repay such advanced amounts if it is ultimately determined by final and non-appealable adjudication that such Indemnified Party was not entitled to indemnification under this Section 6.11(b)), liabilities and losses, reasonably incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or prior to the Effective Time in connection with the fact that such Person is or was a director, officer or employee of the Company or was serving as an officer, director, employee or other fiduciary in any entity if such service was at the request or for the benefit of the Company. In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by or for the benefit of the Company and its current and former directors and officers or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured Persons in the aggregate than the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company and its current and former directors and officers with respect to claims arising from facts or events that occurred at or before the Effective Time (regardless of when such claims are brought) with insurance carriers having the same or better A.M. Best financial rating as the Company’s current directors’ and officers’ and fiduciary liability insurance carriers, except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Company (the “Maximum Amount”). If the Surviving Corporation is unable to obtain the insurance required by this Section 6.11(c) because its cost exceeds the Maximum Amount, it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase, or Parent may, at its option request that the Company purchase, a six (6)-year prepaid “tail” directors’ and officers’ and fiduciary liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company, such tail policy to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable in the aggregate to the insured Persons than the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by or for the benefit of the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that the Company shall not pay an aggregate amount for such policy in excess of the Maximum Amount. If the Company is unable to obtain such tail policy because its cost exceeds the Maximum Amount, it shall obtain as much comparable insurance as possible for the years within such six (6)-year period for a premium equal to the Maximum Amount. Parent shall cause the Surviving Corporation to maintain such policies in full force and effect and to continue to honor the obligations thereunder for a period of at least six (6) years following the Closing.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.11 (subject to the undertaking described in Section 6.11(b)).

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 6.11 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person or consummates any division transaction, then, and in either such case, proper provision shall be made (whether by operation of law or otherwise) so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

Section 6.12 Certain Litigation. Prior to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall control the defense of any pending or threatened Legal Proceeding against the

Company and/or its directors or officers relating to this Agreement, the Merger or the other Transactions (whether directly or on behalf of the Company or otherwise); provided, that the Company shall promptly notify Parent of any such Legal Proceeding, keep Parent reasonably and promptly informed with respect to the status thereof, give Parent the right to participate in, and the right to review and comment on all material filings or responses to be made by the Company in connection with, any such Legal Proceeding (and shall give due consideration to Parent’s comments and other advice with respect to such Legal Proceeding, including with respect to strategy and any significant decisions related thereto), and give Parent the opportunity to consult on the settlement, release, waiver or compromise of any such Legal Proceeding; provided, that this Section 6.12 shall not require the Company to provide, or cause to be provided, any information the disclosure of which would reasonably be expected to result in the loss of any attorney-client privilege or work product protection; provided, further that the Company shall use reasonable best efforts to make appropriate substitute arrangements to allow access in a manner that does not result in waiver of such privilege. The Company shall in good faith take such comments into account, and no such settlement, release, waiver or compromise of such litigation shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). This Section 6.12 is without prejudice to the provisions in Section 3.1(b) relating to Dissenting Shares and shall not apply to Legal Proceedings between the Company, on the one hand, and Parent or Guarantor, on the other hand.

Section 6.13 Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq and the SEC to enable the de-listing by the Surviving Corporation of Common Stock from the Nasdaq and the deregistration of Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of (or other transactions in) Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15 Obligations of Parent. Parent shall cause Merger Sub, each of Parent’s other Subsidiaries, and the Surviving Corporation, to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement, and Parent shall be jointly and severally liable with the Subsidiaries for the due and timely performance, satisfaction and discharge of each of the said covenants, obligations and liabilities. Parent shall cause Guarantor, in its capacity as the sole stockholder of Merger Sub, to approve and adopt this Agreement by written consent immediately following its execution.

Section 6.16 Financing.

(a) Each of Parent and Merger Sub shall use their respective reasonable best efforts to take or cause to be taken, and Parent shall use its respective reasonable best efforts to cause its Subsidiaries and each of their respective Representatives and Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate on a timely basis the Debt Financing as contemplated by the Debt Commitment Letters (or in the event any portion or all of such Debt Financing becomes unavailable or otherwise undesirable, alternative financing (“Alternative Financing”) (in an amount sufficient, together with the remaining Debt Financing contemplated by the Commitment Letter, if any, cash on hand of and any other sources available to Parent and Merger Sub, to fund the payment of the Funding Obligations) from the same or other sources) as and to the extent (but only to the extent) required to fund the Funding Obligations. To the extent that (i) Parent and Merger Sub require Debt Financing contemplated by the Debt Commitment Letters in order to fund the Funding Obligations and (ii) the Debt Financing under the Debt Commitment Letters has not become unavailable, Parent and Merger Sub shall not amend the Debt Commitment Letters to impose additional conditions or contingencies to the funding of the Debt Financing that would adversely impact the ability of Parent and Merger Sub to consummate the Merger; provided, that if the Debt Financing under the Debt Commitment Letters has become unavailable, the terms of the Alternative Financing will not adversely impact the ability of Parent and Merger Sub to consummate the Merger.

(b) Each of Parent and Merger Sub expressly acknowledges and agrees that neither the availability, the terms nor the obtaining of the Debt Financing or any Alternative Financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any Alternative Financing, is in any manner a condition to the Merger, the Closing or the obligations of Parent and Merger Sub to consummate the Transactions, and reaffirms its obligation to consummate the Merger and the other Transactions irrespective and independently of the availability of the Debt Financing or any Alternative Financing, or the completion of any such issuance, subject to the applicable conditions set forth in Section 7.1 and Section 7.3.

(c) Upon the written request of the Company, Parent and Merger Sub shall keep the Company reasonably informed of the status of the efforts of Parent or Merger Sub to arrange the Debt Financing. Parent and Merger Sub shall (i) give the Company prompt written notice of any (A) material breach or material default by any party to the Debt Commitment Letters of which Parent or Merger Sub becomes aware, including the receipt of any written notice from any Debt Financing Source with respect to any material breach or material default by any party to the Debt Commitment Letters, (B) written withdrawal, repudiation or termination of the Debt Commitment Letters by the financing sources party thereto of which Parent or Merger Sub becomes aware, or (C) incurable event or circumstance that makes a condition precedent relating to the Debt Financing unable to be satisfied (in the good faith determination of Parent) by any party of which Parent or Merger Sub becomes aware and (ii) notify the Company promptly if for any reason Parent or Merger Sub no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letters from the sources described therein; provided, that, that nothing in this sentence or the immediately preceding sentence shall require Parent or Merger Sub to disclose any information that is subject to the attorney-client or work product or similar privilege or the disclosure of which would result in the breach of any of Parent’s confidentiality obligations set forth in the applicable Debt Commitment Letters.

Section 6.17 Financing Cooperation.

(a) Prior to earlier of the Closing or termination of this Agreement in accordance with Article 8, the Company shall use reasonable best efforts, and shall use reasonable best efforts to cause its Representatives to use their reasonable best efforts, to, in each case at Parent’s sole cost and expense, provide customary cooperation that is reasonably requested by Parent or Merger Sub to assist Parent and Merger Sub in connection with their efforts to obtain the Debt Financing or any Alternative Financing, which cooperation shall include reasonable best efforts to do the following:

(i) participating (which shall be limited to teleconference or virtual meeting platforms) in a reasonable number of lender meetings, lender presentations, due diligence sessions and rating agency meetings, in each case, upon reasonable advance notice, during normal business hours and at mutually agreed times;

(ii) providing reasonable assistance to Parent and Merger Sub in their preparation of customary rating agency presentations, customary bank information memoranda and similar documents reasonably and customarily required in connection with the Debt Financing or any Alternative Financing, in each case, solely with respect to information relating to the Company and its business, and promptly furnishing, to the extent practicable, to Parent and Merger Sub such information regarding the Company (and updates thereto as reasonably requested by such Persons), including historical financial information, in each case, that is readily available from the books and records of the Company in the ordinary course of business, and other customary financial information as is reasonably requested by Parent and Merger Sub in connection with the Debt Financing or any Alternative Financing, or that is customarily required in connection with the execution of financings of a type similar to the Debt Financing or any Alternative Financing;

(iii) ensuring that an officer of the Company executes prior to the Closing customary “authorization” letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders; and

(iv) delivering at least four (4) Business Days prior to the Closing Date information and documentation related to the Company required and reasonably requested in writing by Parent or Merger Sub at least eight (8) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(b) The cooperation and other obligations contemplated by Section 6.17(a) shall not (A) require any action that would (or would reasonably be expected to) cause the failures of any condition of the Company to the Closing or any condition related to the availability of the Debt Financing at the Closing to be satisfied, (B) require the Company or its Representatives to (i) other than with respect to the authorization letter contemplated by Section 6.17(a)(iii), execute, deliver, enter into, approve or perform any agreement, commitment, document, certificate or instrument, or modification of any agreement, commitment, document, certificate or instrument or incur any other actual or potential liability or obligation relating to the Debt Financing, in each case, that becomes effective prior to the Closing, (ii) deliver or cause the delivery of any legal opinions or reliance letters or any certificate as to solvency or any other certificate in connection with the Debt Financing, excluding any customary authorization letters contemplated by Section 6.17(a)(iii), (iii) adopt any resolutions, execute any consents or otherwise take any corporate or similar action or deliver any certificate, in connection to the Debt Financing or the incurrence of indebtedness thereby, in each case, that becomes effective prior to the Closing or (iv) pay any commitment or other similar fee, incur or reimburse any costs or expenses or incur any liability or obligation of any kind or give any indemnities prior to the Closing in connection with the Debt Financing, other than any payment or reimbursement of incidental out-of-pocket costs and expenses that are subject to reimbursement by Parent or Merger Sub, (C) require the change of any fiscal period, (D) require the Company to provide, or cause to be provided, any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party that is not entered into for the purpose of evading this covenant or is legally privileged or consists of attorney work product or could reasonably be expected to result in the loss of any attorney-client privilege, attorney work product protections or similar protections, (E) require the Company to take any action that will conflict with or violate any applicable Laws or result in a violation or breach of, or default under, any Material Contract to which the Company is a party (other than any agreement entered into for the purpose of evading this covenant), (F) unreasonably interfere with the ongoing operations of the Company, (G) require the preparation or delivery of any financial statements or other financial data that are not prepared in the ordinary course of its financial reporting practice, (H) cause any representation or warranty in this Agreement to be breached, (I) cause any director, officer, employee or stockholder of the Company or the Company to incur any personal liability or (J) conflict with the Company’s certificate of incorporation or bylaws; it being understood and agreed that under no circumstances shall the Company be required to provide projections, estimates or pro forma financial information relating to the Transactions, including any pro forma cost savings, synergies, capitalization or other pro forma adjustments relating to the Transactions and to be incorporated into any pro forma financial information, all of which shall be the responsibility of Parent and Merger Sub.

(c) All non-public or other confidential information provided by the Company to Parent or its Affiliates pursuant to this Section 6.17 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that, notwithstanding any of the foregoing, Parent and its Affiliates and the Debt Financing Sources may disclose any such non-public or otherwise confidential information in connection with the arrangement, execution and syndication of the Debt Financing or any Alternative Financing, subject to customary confidentiality undertakings consistent with the Debt Commitment Letters or otherwise as is customary in syndication practices in the relevant financing market.

(d) Parent shall, following request by the Company, reimburse the Company for any reasonable and documented out-of-pocket expenses and costs (including reasonable and documented out-of-pocket outside attorneys’ fees and disbursements) incurred in connection with the Company’s or its Affiliates’ or Representatives’ obligations under this Section 6.17 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines or expenses (including reasonable and documented out-of-pocket attorneys’ fees and disbursements) suffered or incurred by any of them as a result of, or in connection with, (1) such cooperation, (2) the Debt Financing, and (3) any information used in connection with the Debt Financing that was not provided by, or on behalf of, the Company or any of its Affiliates or that was not included in, or discernable from, public filings by the Company or any of its Affiliates, except, in each case, to the extent such losses, damages, claims, costs (including cost of investigation), settlement payments, injuries, liabilities, judgments, awards, penalties, fines, or expenses (including outside attorneys’ fees and disbursements) arose from fraud, willful misconduct or gross negligence by, or breach of its material obligations under this Agreement by, the Company, its Affiliates or any of their respective Representatives, as determined in a final, non-appealable judgment of a court of competent jurisdiction. The Company hereby consents to the use of its logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or the reputation or goodwill of the Company.

Section 6.18 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.19 FIRPTA Certificate. Unless not otherwise permitted by applicable Law, the Company shall deliver to Parent, at or prior to the Closing, a certificate and corresponding notice to the IRS and duly executed and acknowledged, satisfying the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2), as applicable.

Section 6.20 Notification of Certain Matters. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (b) any effect, change, event, fact, condition, development or occurrence known to it that (i) would reasonably be expected to, individually or taken together with all other effects, changes, events, facts, conditions, developments or occurrences known to it, result in a Company Material Adverse Effect or (ii) would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that would reasonably be expected to result in the failure of a condition contained in Section 7.2(a), Section 7.2(b), Section 7.3(a) or Section 7.3(b); provided, however, that (x) the delivery of any notice pursuant to this Section 6.20 shall not cure any breach of representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice and (y) no failure to deliver a notice required by this Section 6.20 shall be considered in determining whether there has occurred a failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3.

Section 6.21 Treatment of Company Credit Facility. The Company shall use reasonable best efforts to deliver all notices and take other actions required to facilitate the termination of commitments in respect of the Company Credit Facility and all Subject Refinancing Indebtedness, repayment in full of all obligations in respect of such Company Credit Facility and all Subject Refinancing Indebtedness upon the Closing and release of any Liens, if any, and guarantees in connection therewith upon the Closing; provided that the foregoing shall not obligate the Company to terminate any commitments in respect of the Company Credit Facility and all Subject Refinancing Indebtedness prior to the Closing or make any optional prepayment in respect of such obligations prior to the Closing. The Company shall use reasonable best efforts to furnish to Parent, by a date not later than two (2) Business Days prior to the Closing Date, customary payoff letters with respect to each of the Company Credit Facility and the Subject Refinancing Indebtedness (the “Payoff Letter”), in final, executed form and in form and substance reasonably satisfactory to Parent from all financial institutions and other Persons to which obligations under the Company Credit Facility and the Subject Refinancing Indebtedness, as applicable, are owed, or the applicable agent, trustee or other representative on behalf of such Persons, each of which Payoff Letters shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to such obligations as of the Closing Date (the “Payoff Amount”) and (y) state that all obligations (including guarantees) in respect thereof (other than obligations that expressly survive termination thereof pursuant to the terms of the Company Credit Facility and Subject Refinancing Indebtedness, as applicable) and Liens, if any, in connection therewith on the assets of the Company, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the Persons holding such obligations, shall be released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit or similar obligations.

Section 6.22 Resignations. Prior to the Effective Time, the Company will use its reasonable best efforts to cause each director of the Company to execute and deliver a letter to the Company effectuating such director’s resignation, effective as of the Effective Time, as a director of the Company.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger and the other Transactions shall be subject to the satisfaction (or waiver by each of Parent and the Company to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Required Company Stockholder Vote shall have been obtained.

(b) No Legal Restraints. No injunction or similar Order by any Governmental Entity in the U.S. that prohibits the consummation of the Merger and the other Transactions shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity with competent jurisdiction over any Party in the U.S. that remains in effect and, in any case, prohibits or makes illegal the consummation of the Merger (any such Order, injunction or Law, a “Legal Restraint”).

(c) Regulatory Approvals. (i) The applicable waiting period (and any extension thereof) under the HSR Act and any agreement with a Governmental Entity (to the extent entered into in compliance with Section 6.8(b)) not to consummate the Merger and the other Transactions shall have expired or been earlier terminated; and (ii) the clearances, approvals, and waiting periods applicable to the consummation of the Merger and the other Transactions set forth in Section 7.1(c) of the Company Disclosure Letter shall have been obtained (“Specified Regulatory Approvals”).

Section 7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other Transactions is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in Article 5 (without regard to any qualifications as to materiality or Parent Material Adverse Effect contained in such representations and warranties) shall be true and correct at and as of the Closing Date, as if made at and as of such time (except to the extent made as of an earlier date, in which case at and as of such date), except where the failure of such representations and warranties to be so true and correct does not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other Transactions are further subject to the satisfaction (or waiver by Parent and Merger Sub to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Section 4.1(a), the first sentence of Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.4(a)(i) and Section 4.6(a) shall be true and correct in all respects at and as of the date hereof and the Closing Date, as if made at and as of such time (except to the extent made as of an earlier date, in which case at and as of such date), except, solely in respect of the first sentence of Section 4.2(a), Section 4.2(b) and Section 4.2(c) (solely with respect to the Company), for inaccuracies that do not exceed $5,000,000 in the aggregate; (ii) the representations and warranties of the Company set forth in Section 4.2(a) (other than the first sentence thereof), Section 4.3, Section 4.21, Section 4.22, Section 4.23 and Section 4.24, shall be true and correct in all material respects at and as of the date hereof and the Closing Date, as if made at and as of such time (except to the extent made as of an earlier date, in which case at and as of such date); and (iii) the other representations and warranties of the Company set forth in Article 4 (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects at and as of the date hereof and the Closing Date, as if made at and as of such time (except to the extent made as of an earlier date, in which case at and as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct does not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

ARTICLE 8

TERMINATION

Section 8.1 Termination or Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company of the matters presented in connection with the Merger:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before 11:59 p.m. Central time on April 14, 2025 (the “End Date”) (provided, that (x) if, as of such time and date all conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by action taken at the Closing and other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (but with respect to Section 7.1(b), only to the extent the applicable Legal Restraint relates to the HSR Act or any other applicable Antitrust Law, the Specified Laws or in connection with the Specified Regulatory Approvals)), then such date shall, automatically without the action of any Person, be extended to 11:59 p.m. Central time on July 14, 2025 (“First Extended Date”)), and references to the “End Date” shall instead refer to such extended date; and (y) if, as of the First Extended Date all conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by action taken at the Closing and other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (but with respect to Section 7.1(b), only to the extent the applicable Legal Restraint relates to the HSR Act or any other applicable Antitrust Law, the Specified Laws or in connection with the Specified Regulatory Approvals)), then such date shall, automatically without the action of any Person, be extended to 11:59 p.m. Central time on October 14, 2025; provided, further, that the Parties shall be entitled to extend the End Date by mutual written agreement, and (ii) the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure to consummate the Merger on or before such date;

(c) by either the Company or Parent if any Governmental Entity with competent jurisdiction over any Party in the U.S. shall have issued or enacted a Legal Restraint, and such Legal Restraint shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used the efforts required by this Agreement to remove such Legal Restraint; provided, further, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a Party if such Party breached in any material respect its obligations under this Agreement in any manner that shall have caused the issuance or entry of such Legal Restraint;

(d) by either the Company or Parent if the Company Stockholders’ Meeting (which, for the avoidance of doubt, includes any adjournment or postponement thereof) shall have been held and concluded and the Required Company Stockholder Vote contemplated by this Agreement shall not have been obtained;

(e) by the Company, if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination; provided, however, that the Company will not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if any representation, warranty, agreement or covenant of the Company contained in this Agreement has been breached such that any condition to the Merger in Section 7.3(a) or Section 7.3(b) is not satisfied as of the time of such termination;

(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination; provided, however, that neither Parent or Merger Sub will be permitted to terminate this Agreement pursuant to this Section 8.1(f) if any representation, warranty, agreement or covenant of Parent or Merger Sub contained in this Agreement has been breached such that any condition to the Merger in Section 7.2(a) or Section 7.2(b) is not satisfied as of the time of such termination; or

(g) (i) by the Company, in order to enter into a definitive agreement with respect to a Superior Proposal prior to obtaining the Required Company Stockholder Vote (it being agreed that no such termination shall be effective unless (A) the Company has complied in all material respects with Section 6.5(f), (B) the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(a) prior to or at the time of such termination and (C) promptly after such termination, the Company enters into such definitive agreement with respect to such Superior Proposal) or (ii) by Parent prior to obtaining the Required Company Stockholder Vote, if a Change of Recommendation shall have occurred.

Section 8.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, the terminating Party shall give written notice thereof to the other Party or Parties and this Agreement shall terminate, and the Transactions shall be abandoned, without further action by any of the Parties. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Affiliates, or their respective former, current or future directors, partners, stockholders, managers or members, except that (a) no such termination shall relieve any Party of its obligation to pay (i) the Company Termination Fee or the Parent Termination Fee, if, as and when required pursuant to Section 8.3 or (ii) expenses and costs, if, as and when required pursuant to Section 6.17(d); (b) subject to Section 8.3, no such termination shall relieve any Party for liability or damages (which the Parties acknowledge and agree, subject to Section 8.3(b) and Section 9.5, shall not be limited to reimbursement of expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Merger Sub, may include the lost stockholder premium) arising from such Party’s Willful Breach of any covenant or agreement of this Agreement or for Fraud by such Party prior to its termination; and (c) the Confidentiality Agreement, Article 1, this Section 8.2, Section 8.3 and Article 9 shall survive the termination of this Agreement.

Section 8.3 Termination Fee.

(a) Company Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if (i) the Company shall have terminated this Agreement pursuant to Section 8.1(g)(i), (ii) Parent shall have terminated this Agreement pursuant to Section 8.1(g)(ii), or (iii) (A) after the date of this Agreement and prior to the Company Stockholders’ Meeting, an Alternative Proposal has been publicly proposed or publicly disclosed, and not withdrawn, (x) in the case of a termination pursuant to Section 8.1(d), at least three (3) days prior to the Company Stockholders’ Meeting and (y) in the case of a termination pursuant to Section 8.1(b) or Section 8.1(f), prior to such termination, (B) this Agreement is subsequently terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d), or by Parent pursuant to Section 8.1(f), and (C) concurrently with or within twelve (12) months after such termination, (x) the Company shall have entered into a definitive agreement providing for a transaction that constitutes an Alternative Proposal (which transaction is subsequently consummated, whether during or following such twelve (12) month period) or (y) the Company shall have consummated a transaction that constitutes an Alternative Proposal (it being understood that, for purposes of clause (A) and of this clause (C), references to “twenty percent (20%)” in the definition of Alternative Proposal shall be “fifty percent (50%)” for any fee to be payable under this Section 8.3(a)), then the Company shall pay the Company Termination Fee to Parent (or its designee(s)) by wire transfer of immediately available funds to an account designated by Parent (or its designee(s)), such payment to be made prior to or concurrently with, and as a condition to the effectiveness of, termination in the case of clause (i) above, within three (3) Business Days after such termination in the case of clause (ii) above, or, in the case of clause (iii) above, within three (3) Business Days after the consummation of the transaction that constitutes an Alternative Proposal; provided, however, that in the case of clause (i) above, if such termination occurs prior to the sixteenth (16th) day after the No-Shop Period Start Date because of a Superior Proposal made by an Excluded Party, or in the case of clause (ii) above, if the Change of Recommendation giving rise to such termination occurs in response to an Alternative Proposal made by an Excluded Party and such termination occurs prior to the sixteenth (16th) day after the No-Shop Period Start Date, then the “Company Termination Fee” shall mean an amount equal to $73,270,000. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Upon the payment by the Company of the Company Termination Fee as and when required by this Section 8.3(a), together with the Enforcement Expenses, none of the Company or any of its former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, Affiliates and Representatives (collectively, “Company Related Parties”) shall have any further liability with respect to this Agreement or the Transactions to Parent, Merger Sub or their respective Affiliates or Representatives, except to the extent provided in Section 8.2. Payment of the Company Termination Fee pursuant to this Section 8.3(a), together with the Enforcement Expenses, shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or Representatives or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and, upon payment of the Company Termination Fee, none of Parent, Merger Sub, any of their respective former, current or future officers, directors, employees, partners, stockholders, optionholders, managers, members, other Representatives or Affiliates (collectively, “Parent Related Parties”) or any other Person shall be entitled to bring or maintain any Action or Legal Proceeding against any of the Company Related Parties arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination, except to the extent provided in Section 8.2. Parent’s right (and the rights of Parent’s designee(s)) to receive payment from the Company of the Company Termination Fee pursuant to this Section 8.3(a), together with the Enforcement Expenses, shall be the sole and exclusive remedy of the Parent Related Parties in circumstances where the Company Termination Fee is payable pursuant to this Section 8.3(a) against the Company Related Parties for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except, in each case, to the extent provided in Section 8.2.

(b) Parent Termination Fee. Notwithstanding any provision in this Agreement to the contrary, in the event that:

(i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) and, at the time of such termination, (A) one or more of the conditions set forth in Section 7.1(b) or Section 7.1(c) (with respect to Section 7.1(b), as the result of a Legal Restraint issued or granted in respect of the Merger or the other Transactions by a Governmental Entity in the U.S. pursuant to the HSR Act or any other applicable Antitrust Law, the Specified Laws or in connection with the Specified Regulatory Approvals) have not been satisfied or waived, (B) the condition set forth in Section 7.1(a) has been satisfied, and (C) all of the other conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied were the Closing to occur at such time)); or

(ii) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) as the result of a Legal Restraint issued or granted in respect of the Transactions by a Governmental Entity in the U.S. pursuant to the HSR Act or any other applicable Antitrust Law, the Specified Laws or in connection with the Specified Regulatory Approvals and, at the time of such termination the condition set forth in Section 7.1(a) has been satisfied and one or more of the conditions set forth in Section 7.1(b) and Section 7.1(c) (with respect to Section 7.1(b), as the result of a Legal Restraint issued or granted in respect of the Merger or the other Transactions by a Governmental Entity in the U.S. pursuant to the HSR Act or any other applicable Antitrust Law, the Specified Laws or in connection with the Specified Regulatory Approvals) have not been satisfied or waived, and all of the other conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied were the Closing to occur at such time));

then, in each case, Parent shall pay the Parent Termination Fee to the Company as promptly as practicable (and, in any event, within three (3) Business Days following the date of such termination) by wire transfer of immediately available funds to an account designated by the Company. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Upon the payment by Parent of the Parent Termination Fee as and when required by this Section 8.3(b), together with the Enforcement Expenses, none of the Parent Related Parties or any Debt Financing Source shall have any further liability with respect to this Agreement or the Transactions to the Company Related Parties or any other Person, except to the extent provided in Section 8.2. Payment of the Parent Termination Fee pursuant to this Section 8.3(b), together with the Enforcement Expenses, shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its Affiliates or Representatives or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and upon such payment, none of the Company Related Parties or any other Person shall be entitled to bring or maintain any Action or Legal Proceeding against any of the Parent Related Parties or any Debt Financing Source arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination, except, in each case, to the extent provided in Section 8.2. The Company’s right to receive payment from Parent of the Parent Termination Fee pursuant to this Section 8.3(b), together with the Enforcement Expenses, shall be the sole and exclusive remedy of the Company Related Parties in circumstances where the Parent Termination Fee is payable pursuant to this Section 8.3(b) against any of the Parent Related Parties or any Debt Financing Source for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Parent Termination Fee, none of the Parent Related Parties or any Debt Financing Source shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except, in each case, to the extent provided in Section 8.2.

(c) Acknowledgements. Each Party acknowledges that the agreements contained in this Section 8.3 are an integral part of this Agreement and that, without Section 8.3(a), Parent would not have entered into this Agreement and that, without Section 8.3(b), the Company would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 8.3, the Company, or Parent, as applicable, shall pay to Parent (or its designee(s)) or the Company, respectively, all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any action initiated by such Party), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as applicable, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is required to be made plus two percent (2%) per annum (such fees, costs, expenses and interest are collectively referred to herein as the “Enforcement Expenses”). The Parties further acknowledge that neither the Company Termination Fee nor the Parent Termination Fee shall constitute a penalty but is each liquidated damages, in a reasonable amount that will compensate such Party in the circumstances in which either the Company Termination Fee or Parent Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

ARTICLE 9

MISCELLANEOUS

Section 9.1 No Survival of Representations and Warranties. None of the representations and warranties and, subject to the following sentence, covenants and agreements, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms expressly contemplates performance after the Effective Time.

Section 9.2 Expenses. Except as set forth in Section 8.3 and subject to the following sentence, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the Party incurring or required to incur such expenses, except that expenses incurred by any Party in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be borne equally by the Company and Parent, and all filing fees paid by any Party in respect of any HSR Act, Specified Regulatory Approval or other regulatory filing shall be borne by Parent. Except as otherwise provided in Section 3.2(b), all transfer, documentary, sales, use, stamp, registration and other similar Taxes (for the avoidance of doubt, not including income, capital gain, gross receipt and other similar Taxes) imposed on the Company pursuant to the Merger (including such Taxes that are also imposed on any holder of Shares with respect to the transfer of Shares as joint and several liability) shall be borne by the Surviving Corporation.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in counterparts (including by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic mail or otherwise as authorized by the prior sentence) to the other Parties. No Party may raise the use of any such electronic delivery or electronic signature as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 9.4 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any Action or other Legal Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Transactions or the legal relationship of the Parties with respect to the Transactions (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any action between any of the Parties arising out of or relating to this Agreement, any of the Transactions or the legal relationship of the Parties with respect to the Transactions (whether at law or in equity, whether in contract or in tort or otherwise), each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless such court shall not have jurisdiction over the matter, in which case the United States District Court for the District of Delaware or other Delaware state court); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless such court shall not have jurisdiction over the matter, in which case the United States District Court for the District of Delaware or other Delaware state court). Service of any process, summons, notice or document to any Party’s address and in the manner set forth in Section 9.6 shall be effective service of process for any such action.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, WHETHER IN CONTRACT OR IN TORT OR UNDER ANY OTHER BODY OF LAW, TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.4.

Section 9.5 Specific Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including any Party failing to take such actions as are required of it hereunder in order to consummate the Transactions). Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. The pursuit of specific enforcement or other equitable remedy by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled at any time, subject to the limitations (including Section 8.2 and Section 8.3) or remedies set forth in this Agreement. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees not to raise any objection to the availability of the equitable remedy of specific performance in accordance with and subject to the limitations set forth in this Agreement or to specifically enforce the terms and provisions of this Agreement on the basis that there is adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties acknowledge and agree that time is of the essence and that the Parties would suffer ongoing irreparable injury for so long as any provision of this Agreement is not performed in accordance with its specific terms, including as a result of any dispute over the Parties’ obligations to consummate the Transactions. It is accordingly agreed that, as to any Actions or Legal Proceedings in which a Party seeks specific performance or other equitable relief pursuant to this Section 9.5, the Parties shall use their reasonable best efforts to seek and obtain an expedited schedule for such proceedings and shall not oppose any Party’s request for expedited proceedings. Subject to Section 8.3, each Party further agrees that by seeking the remedies provided for in this Section 9.5, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a Party under this Agreement and nothing set forth in this Section 9.5 shall require any Party to institute any proceeding for (or limit any Party’s rights to institute any proceeding for) specific performance under this Section 9.5 prior to or as a condition to exercising any termination right under Article 8, nor shall the commencement of any Legal Proceeding pursuant to this Section 9.5 or anything set forth in this Section 9.5 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement, the Debt Commitment Letters or otherwise in connection with the Debt Financing that might be available then or thereafter (subject to the terms and conditions set forth herein and therein). Notwithstanding anything herein to the contrary, (x) while the Company may pursue both a grant of specific performance to the extent expressly permitted by this Section 9.5 and the payment of, subject to Section 8.2 and Section 8.3, other monetary damages, under no circumstances shall Parent or Merger Sub be obligated to both (i) specifically perform the terms of this Agreement and (ii) pay the Parent Termination Fee or other monetary damages; and (y) in the event that the Company (including on behalf of its stockholders) or Parent is entitled pursuant to this Agreement to both payment of any monetary damages (including monetary damages in respect of any Fraud or Willful Breach of the other parties) and payment of the Company Termination Fee or the Parent Termination Fee, as applicable, then the Company Termination Fee or the Parent Termination Fee to the extent paid shall reduce the damages to which such party is entitled (if any) on a dollar-for-dollar basis.

Section 9.6 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or to such other address as any Party shall specify by written notice so given):

If to the Company:

Encore Wire Corporation

1329 Millwood Road

McKinney, TX 75069

Email: daniel.jones@encorewire.com

Attention: Daniel L. Jones

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

610 Newport Center Drive

17th Floor

Newport Beach, CA 92660

Email:  ATerner@omm.com

VShariff@omm.com

Attention: Andor D. Terner

Viq Shariff

If to Parent, Merger Sub or Guarantor:

Prysmian S.p.A.

Via Chiese 6

20126 Milano

Italy

Email:  jacopo.zirulia@prysmian.com

iuri.longhi@prysmian.com

Attention: General Counsel

Chief Strategy Officer

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Email:  AOEmmerich@wlrk.com

ZSPodolsky@wlrk.com

Attention:  Adam O. Emmerich

 Zachary S. Podolsky

and such notice shall be deemed to have been delivered (a) when received when sent by email, provided, that the recipient confirms in writing its receipt thereof, (b) upon proof of service when sent by reliable overnight delivery service, (c) upon personal delivery in the case of hand delivery or (d) upon receipt of the return receipt when sent by certified or registered mail. Any Party may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.7 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties and any prohibited assignment is void, except that each of Parent and Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent (and such wholly owned Subsidiary may further assign to its wholly owned Subsidiaries), but no such assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 9.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof. Except (a) for the provisions of Article 3 (which, from and after the Effective Time, shall be for the benefit of holders of Common Stock as of the Effective Time and holders of Company Equity Awards as of immediately prior to the Effective Time), and Section 6.11 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), (b) subject to Section 8.3(b) and Section 9.5, that the Company shall have the right to pursue damages, on behalf of its stockholders solely in the event of Parent or Merger Sub’s Fraud or Willful Breach of this Agreement, which right is acknowledged by Parent and Merger Sub, and (c) for the limitations on liability of the Company Related Parties and the Parent Related Parties set forth in Section 8.3, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing in this Agreement is intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. Notwithstanding anything to the contrary in this

Agreement, (x) without limitation to the foregoing, subject to Section 8.3(b) and Section 9.5, Parent and Merger Sub expressly acknowledge and agree, at or after the time at which the Required Company Stockholder Vote shall have been obtained, that the Company shall have the right, on behalf of its stockholders, and is hereby appointed as representative of its stockholders solely for purposes of clause (x) of this Section 9.9, to pursue damages against Parent and/or Merger Sub for the loss of the Merger Consideration (including, for the avoidance of doubt, damages based on the loss of the premium offered to each such holder) in the event of any Fraud or Willful Breach of this Agreement by Parent or Merger Sub in respect of which the Company is entitled to bring a claim hereunder and (y) Section 9.4, Section 9.7, Section 9.8, this Section 9.9, Section 9.10 and Section 9.13 are intended for the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. The appointment of the Company as representative of the Company’s stockholders pursuant to clause (x) of this Section 9.9 shall be irrevocable and binding on all of the Company’s stockholders from and after the satisfaction of the condition set forth in Section 7.1(a).

Section 9.10 Amendments; Waivers.

(a) At any time prior to the Effective Time, whether before or after receipt of the Required Company Stockholder Vote, any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by the Company, Parent and Merger Sub (and Guarantor, if the amendment is to Section 9.12); provided, that after receipt of the Required Company Stockholder Vote, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the Nasdaq require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable.

(b) At any time prior to the Effective Time, whether before or after receipt of the Required Company Stockholder Vote, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, respectively (ii) waive any breaches in the representations and warranties of the other Party or Parties, respectively, contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other Party or Parties, respectively, with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The foregoing notwithstanding, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.11 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12 Guaranty.

(a) To induce the Company to enter into this Agreement, Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not as surety, to the Company the due and punctual payment and performance of each of the payment obligations of Parent and Merger Sub, as applicable under this Agreement (the “Guaranteed Obligations”). This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. This guaranty is a guaranty of payment and performance and not of collection. So long as this Section 9.12 is in effect, Guarantor shall not exercise any right or remedy arising by reason of its performance of its guaranty, whether by subrogation, reimbursement, indemnification, contribution or otherwise, against the Company or any other guarantor of the Guaranteed Obligations or any security therefor. Notwithstanding anything herein to the contrary, the Company agrees and acknowledges that the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor hereunder, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company under the terms of, or with respect to, this Agreement, or otherwise with respect to the Guaranteed Obligations.

(b) If and whenever Parent or Merger Sub defaults for any reason whatsoever in the payment of any of the Guaranteed Obligations, Guarantor shall, as soon as reasonably practicable following demand,

unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits are conferred on the Company as such Person would have received if the Guaranteed Obligations had been duly performed and satisfied by Parent and Merger Sub.

(c) Guarantor represents and warrants to the Company as of the date of this Agreement (except to the extent any representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) as follows:

(i) Guarantor is a legal Entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(ii) Guarantor has all requisite corporate power and authority to enter into this Section 9.12 and to perform its obligations under this Section 9.12. The execution, delivery and performance of this Section 9.12 by the Guarantor, have been duly and validly authorized by the board of directors of the Guarantor, and this Section 9.12 has been duly and validly executed and delivered by Guarantor and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Section 9.12 constitutes the valid and binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the Enforceability Exceptions.

(d) Except for the representations and warranties expressly set forth in this Section 9.12, neither Guarantor nor any other Person makes any other express or implied representation or warranty on behalf of Guarantor. Guarantor’s obligations under this Section 9.12 are expressly limited to Guaranteed Obligations and shall automatically expire upon the full discharge and performance of all Guaranteed Obligations and thereafter, Guarantor shall no longer have any duties or obligations under this Agreement.

(e) This guaranty is to be a continuing guaranty and accordingly is to remain in force until all the Guaranteed Obligations have been performed or satisfied. This guaranty is in addition to and without prejudice to and not in substitution for any rights that the Company, the Surviving Corporation, their successors and assigns and any third-party beneficiary may now or in future have or hold for the performance and observance of the Guaranteed Obligations. The Guaranteed Obligations shall be discharged as a result of (i) indefeasible payment in full of the Guaranteed Obligations in accordance with the terms of this Agreement, or (ii) those defenses to the payment of the Guaranteed Obligations that Parent or Merger Sub has (A) arising from Fraud or Willful Breach by the Company or (B) under the specific terms of this Agreement.

(f) As a separate and independent stipulation, Guarantor acknowledges, confirms and agrees that any of the Guaranteed Obligations that is or becomes unenforceable against, or not capable of recovery from, Parent or Merger Sub by reason of any legal limitation, disability or incapacity on or of Parent or Merger Sub (other than any limitation imposed by this Agreement) will nevertheless be enforceable against and recoverable from Guarantor as though the same had been incurred by Guarantor and Guarantor were the sole or principal obligor in respect of that Guaranteed Obligation. Guarantor hereby waives: (A) notice of acceptance of this guaranty, and of the creation or existence of any of the Guaranteed Obligations and of any action by the Company in reliance hereon or in connection herewith; (B) presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Guaranteed Obligations; and (C) any requirement that suit be brought against Parent or Merger Sub, or that any other action be taken or not taken as a condition to Guarantor’s liability for the Guaranteed Obligations or as a condition to the enforcement of this Agreement or the Guaranteed Obligations against Guarantor (in each case except to the extent expressly set forth in this Agreement); and (ii) the liability of Guarantor under this Agreement shall be irrevocable and enforceable irrespective of: (A) any change in the time, manner, terms, place of payment, or in any other term of all or any of the Guaranteed Obligations, or any other document executed in connection therewith in conformity with the terms of this Agreement; (B) any sale, exchange, release, or non-perfection of any property standing as security for the Guaranteed Obligations, or any release, amendment, waiver, or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations; (C) failure, omission, delay, waiver, or refusal by the Company to exercise, in whole or in part, any right or remedy held by such Person with respect to the Guaranteed Obligations; and (D) any change in the existence, structure, or ownership of Guarantor, Parent or Merger Sub, or any insolvency, bankruptcy, reorganization, or other similar proceeding.

(g) Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that (i) no recourse hereunder may be had against any Representative of Guarantor, whether by or through attempted piercing of the corporate veil or otherwise, by the enforcement of any judgment or assessment or by any legal or equitable Legal Proceeding, by virtue of any Law, or otherwise, and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Representative of Guarantor under this Section 9.12 or for any claim based on, in respect of or by reason of the Guaranteed Obligations. The Company acknowledges and agrees that Guarantor is agreeing to enter into this Section 9.12(g) in reliance on the provisions set forth in this Section 9.12(g) and that this Section 9.12(g) shall survive the termination of this Agreement. For the avoidance of doubt, in no event shall the potential liability of Guarantor in connection with this Agreement or the Transactions exceed that of Parent in connection with this Agreement or the Transactions.

Section 9.13 Debt Financing Matters. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, and each of its controlled Affiliates (collectively, the “Company Parties”), hereby (a) agrees that any suit, action, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, investigation, or other proceeding commenced, brought, conducted or heard by or before, any Governmental Entity (each a “Proceeding”), whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Debt Financing Sources and any of the Company Parties, arising out of, in connection with or relating to, this Agreement, any Debt Financing, any Alternative Financing or any of the agreements (including the Debt Commitment Letters) entered into in connection with any Debt Financing, any Alternative Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Company Party irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), except as otherwise provided in the Debt Commitment Letters, (c) agrees not to bring or support, or permit any Company Party to bring or support, any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of, in connection with or relating to, this Agreement, any Debt Financing, any Alternative Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon any Company Party in any such Proceeding shall be effective if notice is given in accordance with Section 9.6, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against any Debt Financing Source in any way arising out of, in connection with or relating to, this Agreement, any Debt Financing, any Alternative Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Debt Financing Sources shall have any liability to the Company or any Company Party relating to, in connection with or arising out of this Agreement, the Debt Financing, any Alternative Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (subject to the last sentence of this Section 9.13), (h) agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any Proceeding relating to, in connection with or arising out of this Agreement, the Debt Financing, any Alternative Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, in each case, against any Debt Financing Source (subject to the last sentence of this Section 9.13) and (i) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of (solely as they relate directly to the Debt Financing Sources, and subject to the last sentence of this Section 9.13) the third, fourth and fifth sentences of Section 8.3(b) and this Section 9.13 and that none of (solely as they relate directly to the Debt Financing Sources) the third, fourth and fifth sentences of Section 8.3(b), this Section 9.13 or any of the defined terms to the extent used in such sections may be amended in a manner adverse to the Debt Financing Sources without the written consent of the Debt Financing Sources party to the Debt Commitment Letter or any other letter or definitive document relating to the Debt Financing (including the Debt Commitment Letters) or any Alternative Financing. Notwithstanding the foregoing, (a) nothing in this Section 9.13 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement and (b) nothing in this Section 9.13 or in the third, fourth or fifth sentences of Section 8.3(b) shall in any way limit or modify (i) any Debt Financing Source’s obligations to Parent or Merger Sub under, or any rights of Parent or Merger Sub against the Debt Financing Sources with respect to, the Debt Financing, the Alternative Financing, the Debt Commitment Letters or any other document or agreement relating to the Debt Financing or any Alternative Financing or (ii) following the Closing, the rights of the Company, if any, against the Debt Financing Sources with respect to the Debt Financing, the Alternative Financing or any of the transactions contemplated thereby or any services thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto and Guarantor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRYSMIAN S.p.A.

By:	/s/ Massimo Battaini
Name: Massimo Battaini
Title: Chief Executive Officer Designate

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties hereto and Guarantor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

APPLAUSE MERGER SUB INC.

By:	/s/ Andrea Pirondini
Name: Andrea Pirondini
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties hereto and Guarantor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRYSMIAN CABLES AND SYSTEMS USA, LLC

(solely for purposes of Section 9.12)

By:	/s/ Andrea Pirondini
Name: Andrea Pirondini
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties hereto and Guarantor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENCORE WIRE CORPORATION

By:	/s/ Daniel L. Jones
Name: Daniel L. Jones
Title: Chairman, President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certificate of Incorporation of the Surviving Corporation

FINAL VERSION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

ENCORE WIRE CORPORATION

ARTICLE I

The name of the corporation is Encore Wire Corporation (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware, as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

Section 1. To the fullest extent permitted by applicable law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing clause shall not eliminate or limit the liability of a director or officer (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (iii) to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL; or (iv) for any transaction from which such director or officer derived an improper benefit.

Section 2. Notwithstanding the foregoing provisions of this Article, if the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 3. Any repeal or amendment of this Article, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article, by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of this Corporation existing at the time of such repeal, amendment or adoption of an inconsistent provision.

Exhibit B

Bylaws of the Surviving Corporation

FINAL VERSION

FOURTH AMENDED AND RESTATED BY-LAWS

of

ENCORE WIRE CORPORATION

dated as of [•]

-i-

-ii-

ARTICLE I

OFFICES

SECTION 1. REGISTERED OFFICE – The address, including street, number, city, and county, of the registered office of Encore Wire Corporation (the “Corporation”) in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

SECTION 2. OTHER OFFICES – The Corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time select or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 1. ANNUAL MEETINGS – Annual meetings of stockholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. If the Board of Directors fails so to determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the registered office of the Corporation on the first Tuesday in April. If the date of the annual meeting shall fall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

SECTION 2. SPECIAL MEETINGS – Special meetings of the stockholders for any purpose or purposes may be called by the Chairman of the Board of Directors, the President or the Secretary, or by resolution of the Board of Directors.

SECTION 3. VOTING – Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation of the Corporation and these By-Laws may vote in person or by proxy, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is entitled to be present.

SECTION 4. QUORUM – Except as otherwise required by law, by the Certificate of Incorporation of the Corporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding shares constituting a majority of the voting power of the Corporation shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

SECTION 5. NOTICE OF MEETINGS – Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.

SECTION 6. ACTION WITHOUT MEETING – Unless otherwise provided by the Certificate of Incorporation of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS

SECTION 1. NUMBER AND TERM – The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than one person. The exact number of directors shall initially be two and may thereafter be fixed from time to time by the Board of Directors. Directors shall be elected at the annual meeting of stockholders and each director shall be elected to serve until his or her successor shall be elected and shall qualify. A director need not be a stockholder.

SECTION 2. RESIGNATIONS – Any director may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chairman of the Board of Directors, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective.

SECTION 3. VACANCIES – If the office of any director becomes vacant, the remaining director(s) in the office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen. If the office of any director becomes vacant and there are no remaining directors, the stockholders, by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation, at a special meeting called for such purpose, may appoint any qualified person to fill such vacancy.

SECTION 4. REMOVAL – Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors, at an annual meeting or a special meeting called for the purpose, and the vacancy thus created may be filled, at such meeting, by the affirmative vote of holders of shares constituting a majority of the voting power of the Corporation.

SECTION 5. COMMITTEES – The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation.

Any such committee, to the extent provided in the resolution of the Board of Directors, or in these By-Laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation.

SECTION 6. MEETINGS – The newly elected directors may hold their first meeting for the purpose of organization and the transaction of business, if a quorum be present, immediately after the annual meeting of the stockholders; or the time and place of such meeting may be fixed by consent of all the directors.

Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.

Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President, or by the Secretary on the written request of any director, on at least one day’s notice to each director (except that notice to any director may be waived in writing by such director) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the notice of the meeting.

Unless otherwise restricted by the Certificate of Incorporation of the Corporation or these By-Laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 7. QUORUM – A majority of the directors shall constitute a quorum for the transaction of business. If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation of the Corporation or these By-Laws shall require the vote of a greater number.

SECTION 8. COMPENSATION – Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

SECTION 9. ACTION WITHOUT MEETING – Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE IV

OFFICERS

SECTION 1. OFFICERS – The officers of the Corporation shall be a President, a Treasurer and a Vice President and Secretary, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified. In addition, the Board of Directors may elect a Chairman of the Board of Directors and such Vice Presidents, Assistant Secretaries and Assistant Treasurers as it may deem proper. The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

SECTION 2. CHAIRMAN OF THE BOARD OF DIRECTORS – The Chairman of the Board of Directors, if elected by the Board of Directors, shall have such powers and duties as may be prescribed by the Board of Directors. Such officer shall preside at all meetings of the Board of Directors.

SECTION 3. PRESIDENT – The President shall be the Chief Operating Officer of the Corporation. He or she shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation.

SECTION 4. VICE PRESIDENTS – Vice Presidents, if any, shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.

SECTION 5. TREASURER – The Treasurer shall be the Chief Financial Officer of the Corporation. He or she shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the

Chairman of the Board of Directors, or the President, taking proper vouchers for such disbursements. He or she shall render to the Chairman of the Board of Directors, the President and the Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he or she shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

SECTION 6. SECRETARY – The Secretary shall give, or cause to be given, notice of all meetings of stockholders and of the Board of Directors and all other notices required by law or by these By-Laws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board of Directors or the President, or by the Board of Directors, upon whose request the meeting is called as provided in these By-Laws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Directors.

SECTION 7. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES – Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.

ARTICLE V

MISCELLANEOUS

SECTION 1. CERTIFICATED AND UNCERTIFICATED STOCK – The interest of each stockholder of the Corporation may be evidenced by certificates for shares of stock in such form as the Board of Directors may from time to time prescribe or be uncertificated.

SECTION 2. LOST CERTIFICATES – A new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner’s legal representatives, to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.

SECTION 3. TRANSFER OF SHARES – The shares of stock of the Corporation shall be transferred upon its books, (1) in the case of certificated shares of stock, by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued; and (2) in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by their duly authorized attorneys or legal representatives, and upon compliance with appropriate procedures for transferring shares in uncertificated form. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

SECTION 4. STOCKHOLDERS RECORD DATE – In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (A) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (B) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (C) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 5. DIVIDENDS – Dividends upon the capital stock of the Corporation shall in the discretion of the Board of Directors from time to time be declared by the Board of Directors out of funds legally available therefor after setting aside of proper reserves.

SECTION 6. FISCAL YEAR – The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

SECTION 7. CHECKS– All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

SECTION 8. NOTICE AND WAIVER OF NOTICE – Whenever any notice is required to be given under these By-Laws, personal notice is not required unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law. Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the Corporation or of these By-Laws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice.

SECTION 9. CORPORATE SEAL. – The corporate seal shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.

ARTICLE VI

INDEMNIFICATION

SECTION 1. ACTIONS, SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION. – The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.

SECTION 2. ACTIONS OR SUITS BY OR IN THE RIGHT OF THE CORPORATION. – The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 3. INDEMNIFICATION AGAINST EXPENSES ACTUALLY AND REASONABLY INCURRED. – To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in SECTION 1 or SECTION 2 of this ARTICLE VI, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

SECTION 4. AUTHORIZATION OF INDEMNIFICATION. – Any indemnification under SECTION 1 or SECTION 2 of this ARTICLE VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in SECTION 1 or SECTION 2 of this ARTICLE VI. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

SECTION 5. ADVANCEMENT OF EXPENSES. – Reasonable expenses, including court costs and attorneys’ fees, incurred by a person who was or is a witness or who was or is named as a defendant or respondent in any threatened, pending or completed Proceeding, any appeal in such Proceeding, and any inquiry or investigation that could lead to such Proceeding, by reason of the fact that such individual is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be paid by the Corporation at reasonable intervals in advance of the final disposition of such Proceeding, and without the determination set forth in SECTION 4 of this ARTICLE VI, upon receipt by the Corporation of a written affirmation by such person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this ARTICLE VI, and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by the Corporation if it is ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized in this ARTICLE VI. Such written undertaking shall be an unlimited obligation of such person and it may be accepted without reference to financial ability to make repayment.

SECTION 6. NON-EXCLUSIVITY AND AMENDMENTS. – The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation of the Corporation or any

agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Any right to indemnification or to advancement of expenses of any person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these By-Laws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

SECTION 7. INSURANCE. – The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this ARTICLE VI.

SECTION 8. INDEMNIFICATION AND EXPENSE ADVANCEMENT FOR EMPLOYEES AND AGENTS. – The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and the advancement of expenses to employees and agents of the corporation similar to those conferred in this ARTICLE VI to directors and officers of the Corporation.

SECTION 9. SURVIVAL OF INDEMNIFICATION AND EXPENSE ADVANCEMENT RIGHTS. – The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 10. DEFINITIONS. – For purposes of this ARTICLE VI, (1) references to “the Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers, so that any person who is or was a director or officer of such constituent corporation or while a director or officer of such corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this ARTICLE VI with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued; (2) references to “other enterprises” shall include employee benefit plans; (3) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (4) references to “serving at the request of the Corporation” shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and (5) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this ARTICLE VI.

ARTICLE VII

AMENDMENTS

These By-Laws may be altered, amended or repealed at any annual meeting of the stockholders (or at any special meeting thereof if notice of such proposed alteration, amendment or repeal to be considered is contained in the notice of such special meeting) by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation. Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present alter, amend or repeal these By-Laws, or enact such other By-Laws as in their judgment may be advisable for the regulation and conduct of the affairs of the Corporation.

ARTICLE VIII

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these By-Laws (as either may be amended or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (4) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.